UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934 (Amendment No.    )

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NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

(Name of Registrant as Specified in its Charter)

N/A

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NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

14624 N. Scottsdale Rd., Suite 300

Scottsdale, Arizona 85254

www.nuverra.com

March 27, 2014

Dear Stockholder:

On behalf of the Board of Directors, we are pleased to invite you to attend the 2014 Annual Meeting of Stockholders of Nuverra Environmental Solutions, Inc. (NYSE: NES) to be held on May 6, 2014 at 12:00 p.m., Eastern Daylight Time.

To be cost-effective, we are again holding a virtual Annual Meeting via the Internet. We are offering a live webcast of the Annual Meeting for our stockholders at www.virtualshareholdermeeting.com/NES2014 where you will be able to listen to the Annual Meeting, vote electronically, and submit questions to Mr. Mark D. Johnsrud, our Chief Executive Officer and Vice Chairman.

In addition, we are pleased to take advantage of the United States Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this delivery process will expedite stockholders’ receipt of proxy materials. This delivery process will also lower the costs and reduce the environmental impact of our Annual Meeting. On March 27, 2014, we mailed to our stockholders of record as of March 13, 2014 a Notice of Annual Meeting of Stockholders, as well as a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement, form of proxy card, Shareholder Letter and Annual Report to Stockholders for the fiscal year ended December 31, 2013. The Notice of Internet Availability of Proxy Materials also provides instructions on how to receive a paper copy of the proxy materials, including a proxy card, by mail and how to vote.

The matters to be acted upon are described in the Notice of Annual Meeting of Stockholders, the Notice of Internet Availability of Proxy Materials and in the Proxy Statement. We encourage you to carefully read these materials, as well as the Annual Report to Stockholders.

We urge you to participate in the Annual Meeting of Stockholders. Whether or not you plan to attend our live webcast of the Annual Meeting of Stockholders, your vote is very important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet, as described in the proxy materials, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the envelope provided. Instructions regarding all three methods of voting are provided in the Notice of Internet Availability of Proxy Materials and on the proxy card. If you do attend the live webcast, you will have the right to revoke your proxy and vote your shares at that time if you so desire. If you hold your shares through an account with a broker, nominee, fiduciary or other custodian, please follow the instructions you receive from them to vote your shares.

Thank you for your ongoing support of and continued interest in Nuverra Environmental Solutions, Inc.

Sincerely,

/s/ Mark D. Johnsrud
Mark D. Johnsrud Chief Executive Officer and Vice Chairman

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

14624 N. Scottsdale Rd., Suite 300

Scottsdale, Arizona 85254

www.nuverra.com

NOTICE OF THE 2014 ANNUAL MEETING OF STOCKHOLDERS

March 27, 2014

To our Stockholders:

Notice is hereby given that the 2014 Annual Meeting of Stockholders of Nuverra Environmental Solutions, Inc., a Delaware corporation, will be held on May 6, 2014 at 12:00 p.m., Eastern Daylight Time, via the Internet at www.virtualshareholdermeeting.com/NES2014.

Only stockholders of record that own our common stock at the close of business on March 13, 2014 are entitled to notice of and to vote at the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of our stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal executive offices located at 14624 N. Scottsdale Rd., Suite 300, Scottsdale, Arizona 85254.

At the Annual Meeting, we will consider the following proposals described in detail in the accompanying Proxy Statement:

1.	To elect two Class I directors to hold office for a three-year term expiring at the annual meeting of stockholders to be held in 2017 or until their respective successors are elected and qualified, or their earlier death, resignation or removal. The Board of Directors has nominated Edward A. Barkett and Robert B. Simonds, Jr. for election as Class I directors at the meeting;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.	To hold an advisory vote to approve executive compensation;

4.	To approve an amendment to the 2009 Equity Incentive Plan to (i) increase the shares authorized, (ii) continue compliance with Internal Revenue Code section 162(m) and (iii) make other administrative changes; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 6, 2014. Our proxy statement is attached. Our financial and other information is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2013. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless specifically requested. This proxy statement, our Shareholders Letter and our Annual Report to Stockholders for the fiscal year ended December 31, 2013 are available at www.proxyvote.com. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. In addition, the Notice of Internet Availability of Proxy Materials provides instructions on how stockholders may request to receive proxy materials for future Annual Meeting materials in printed or email form.

YOUR VOTE IS IMPORTANT: Whether you plan to attend our live webcast of the Annual Meeting or not, please vote your shares by the Internet, telephone or mail in order to ensure the presence of a quorum. If you attend the live webcast, you may choose to vote your shares at that time even if you have previously voted your shares. Any proxy may be revoked by the submission of a later dated proxy or a written notice of revocation before close of the Annual Meeting.

Registered holders may vote:

1.	By Internet: go to www.proxyvote.com;

2.	By toll-free telephone: call 1-800-690-6903; or

3.	By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Beneficial Stockholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

By Order of the Board of Directors,

/s/ Mark D. Johnsrud
Mark D. Johnsrud Chief Executive Officer and Vice Chairman

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

14624 N. Scottsdale Rd., Suite 300

Scottsdale, Arizona 85254

www.nuverra.com

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Page

AUDIT COMMITTEE MATTERS	19

Audit Committee Report	19

Independent Registered Public Accounting Firm’s Fees and Services	20

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm	20

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	21

Background	21

Vote Required and Board Recommendation	21

PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	22

Background	22

Vote Required and Board Recommendation	23

EXECUTIVE OFFICERS	24

EXECUTIVE COMPENSATION	25

Compensation Discussion and Analysis	25

Severance Arrangements and Change-in-Control Payments	31

Compensation Committee Report	33

2013 Summary Compensation Table	34

Grants of Plan-Based Awards in 2013	35

Outstanding Equity Awards at 2013 Fiscal Year End	36

Executive Employment Agreements	36

Potential Payments upon Termination or Change-in-Control	37

2013 DIRECTOR COMPENSATION	39

PROPOSAL 4—AMENDMENT OF THE 2009 EQUITY INCENTIVE PLAN TO (I) INCREASE THE SHARES AUTHORIZED, (II) CONTINUE COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M) AND (III) MAKE OTHER ADMINISTRATIVE CHANGES	41

Background	41

Summary of 2009 Equity Incentive Plan	42

Summary of United States Federal Income Tax Consequences	48

New Plan Benefits	49

Securities Authorized for Issuance under Equity Compensation Plans	49

Equity Compensation Plan Information	50

Vote Required and Board Recommendation	50

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NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

14624 N. Scottsdale Rd., Suite 300

Scottsdale, Arizona 85254

www.nuverra.com

PROXY STATEMENT FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 6, 2014.

The accompanying proxy is solicited by the Board of Directors (the “Board”) of Nuverra Environmental Solutions, Inc. (“we”, “our”, “us” or the “Company”), a Delaware corporation, for use at its annual meeting of stockholders to be held on May 6, 2014 (the “Annual Meeting”) via live webcast on the Internet at www.virtualshareholdermeeting.com/NES2014, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and described below. We first made this proxy statement (“Proxy Statement”) and the attached proxy card available to stockholders on March 27, 2014. You are cordially invited to attend the live webcast of the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

The following matters will be considered at the Annual Meeting of Stockholders:

1.	To elect two Class I directors to hold office for a three-year term expiring at the annual meeting of stockholders to be held in 2017 or until their respective successors are elected and qualified, or their earlier death, resignation or removal. The Board of Directors has nominated Edward A. Barkett and Robert B. Simonds, Jr. for election as Class I directors at the meeting;

2.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.	An advisory vote to approve executive compensation;

4.	Approve an amendment to the 2009 Equity Incentive Plan to (i) increase the shares authorized, (ii) continue compliance with Internal Revenue Code section 162(m) and (iii) make other administrative changes; and

5.	The transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

HOW TO PARTICIPATE IN THE ELECTRONIC MEETING

In order to participate in the Annual Meeting, please log on to www.virtualshareholdermeeting.com/NES2014, click on the “Investors” section and then the “Annual Meeting Webcast” link at least 15 minutes prior to the start of the 12:00 p.m. Eastern Daylight Time meeting to provide time to register and download the required audio software, if needed. All stockholders will need to register by entering your name and, if you would like to ask a question during the question and answer session following the Annual Meeting presentation, you will also need to enter the control number received with your Notice of Internet Availability of Proxy Materials or, if you requested a paper copy, the proxy card. Questions that would be appropriate to raise in person and that relate to the purpose of the meeting will be accepted during the meeting. To submit questions, please access the Annual Meeting webcast and select “Ask a Question.”

The webcast replay will be available at www.virtualshareholdermeeting.com/NES2014 until December 31, 2014.

SOLICITATION AND VOTING

Voting Rights and Outstanding Shares

Only stockholders of record as of the close of business on March 13, 2014 will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof. As of that date, we had 26,063,935 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by such stockholder. Our Bylaws provide that a majority of the outstanding shares of our common stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

Vote Required

If a quorum is present, the votes required for the proposals to be considered at the Annual Meeting and the treatment of abstentions and broker non-votes in respect of such proposals are as follows:

•

Proposal 1: The two nominees for Class I director receiving the highest number of votes will be elected Class I directors. Abstentions and broker non-votes will not have any effect on the election of directors. Note that if your shares are held by a broker or nominee, such broker or nominee will not have authority to vote your shares in the election of directors unless you provide instructions to him or her regarding how you would like your shares to be voted. Stockholders are not permitted to cumulate their shares for purposes of electing directors.

•

Proposals 2, 3 & 4: Our Bylaws state that each of the items brought before the stockholders at the Annual Meeting requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting. Notwithstanding the vote required by our Bylaws, Proposal 2 (ratification of the selection of our independent registered public accounting firm) and Proposal 3 (an advisory vote to approve executive compensation), are advisory only and are not binding on us. Our Board will consider the outcome of the votes on Proposals 2 and 3 in considering what action, if any, should be taken in response to the advisory vote by stockholders. Abstentions will have the same effect as an “against” vote, but broker non-votes will not have any effect on the outcome of the vote on these proposals. Note that if your shares are held by a broker or nominee, such broker or nominee may exercise his or her discretion to vote your shares for Proposal 2 (ratification of the selection of our independent registered public accounting firm) but will not have authority to vote your shares on Proposal 3 (an advisory vote to approve executive compensation) and Proposal 4 (approval of an amendment of the 2009 Equity Incentive Plan) unless you provide instructions to him or her regarding how you would like your shares to be voted.

Solicitation of Proxies

We will bear the expense of soliciting proxies. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise. We are required to request that brokers and nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we will reimburse these brokers and nominees for their reasonable expenses incurred in so doing.

Voting Instructions and Revocation of Proxy

All shares of our common stock represented by properly executed proxies received before or at the Annual Meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxies. If no instructions are indicated on a proxy, the shares represented by such proxy will be voted as the Board recommends on each proposal. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Corporate Secretary of the Company a written notice revoking the proxy or a duly executed proxy with a later date, or by attending the live webcast of the Annual Meeting and voting his or her shares at that time. Attendance at the live webcast of the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

Stockholders whose shares are registered in their own names may vote (1) by returning a proxy card (if they have received one), (2) via the Internet, or (3) by telephone. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth in the Notice of Internet Availability of Proxy Materials and on the proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow the stockholder to vote his or her shares and confirm that his or her voting instructions have been properly recorded. If you do not wish to vote via the Internet or telephone, please complete, sign and return a proxy card (if they have received one). The Notice of Internet Availability of Proxy Materials provides instructions on how stockholders may request printed proxy materials (including a proxy card).

PROPOSAL 1—ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

Background

We have a classified Board currently consisting of ten members, all but two of whom are non-employee directors, divided into three classes (Class I, Class II and Class III). Directors in each class are elected to serve for three-year staggered terms that expire in successive years. Our Class I directors’ terms expire this year. Accordingly, we are holding an election for our Class I directors at the Annual Meeting, with each Class I director elected to serve a three-year term.

Effective as of the Annual Meeting, Richard J. Heckmann, a Class II director, and Lou Holtz, a Class I director, will retire from the Board. As such, Mr. Holtz will not stand for re-election as a Class I director. The Board has appointed Mark D. Johnsrud as Chairman of the Board effective as of the Annual Meeting. The size of the Board will be reduced from ten to eight persons when Messrs. Heckmann and Holtz retire.

The Board has nominated Edward A. Barkett and Robert B. Simonds for election as Class I directors for three-year terms expiring at the annual meeting of stockholders to be held in 2017 or until their successors are elected and qualified, or their earlier death, resignation or removal. If the nominees decline to serve or become unavailable for any reason, or if any additional vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Board may designate. Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected.

Vote Required and Board Recommendation

If a quorum is present and voting, the two nominees for Class I director receiving the highest number of votes will be elected as Class I directors. Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum, but will have no effect on the result of the vote. Biographical information, including the principal occupation of and other directorships held by each director for at least the past five years as well as the specific experience, qualifications, attributes and skills that led to the conclusion that each director should serve as a member of the Board is provided below with respect to the Class I nominees as well as the Class II and Class III directors whose terms of office will continue after the Annual Meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

Information Regarding Directors and Nominees

The following table sets forth information regarding our current directors, including the Class I nominees proposed to be elected at the Annual Meeting. There are no family relationships between any directors or executive officers of the Company.

Name	Position with our Company	Age	Director Since
Class I Directors Nominated for Election at the 2014 Annual Meeting of Stockholders Whose Terms, if Elected, Will Expire at the 2017 Annual Meeting of Stockholders:

Edward A. Barkett	Director	47	2009
Robert B. Simonds, Jr.	Vice Chairman	51	2010

Class II Directors Whose Terms Expire at the 2015 Annual Meeting of Stockholders:

Mark D. Johnsrud	Chief Executive Officer and Vice Chairman	55	2012
J. Danforth Quayle	Director	67	2007
Andrew D. Seidel	Director	51	2008
R. Dan Nelson	Director	64	2013

Class III Directors Whose Terms Expire at the 2016 Annual Meeting of Stockholders:

Richard J. Heckmann(1)	Executive Chairman	70	2007
Alfred E. Osborne, Jr.	Director	69	2007
Kevin L. Spence	Director	57	2010

Class I Director Retiring Effective as of Annual Meeting of Stockholders:

Lou Holtz	Director	77	2007

(1)	Retiring effective as of Annual Meeting.

Class I Directors Nominated for Election at the 2014 Annual Meeting Whose Terms, if Elected, Will Expire at the 2017 Annual Meeting of Stockholders

Edward A. Barkett has served as a Director since February 2009. Mr. Barkett is the Founder and currently serves as the President of Atlas Properties, Inc., a real estate development and management firm, a position he has held since 1993. For nearly 20 years, Mr. Barkett has been actively involved in building and managing businesses, and in real estate investing, development, construction, leasing, and financing throughout the United States. Mr. Barkett is also a member of the Board of Directors of Bashas’, Inc., the largest grocery store chain in the State of Arizona, and a member of the Board of Directors of the San Joaquin Partnership, a public/private economic development corporation dedicated to job creation in San Joaquin County, California.

We believe that Mr. Barkett’s background in actively building and managing businesses provides the Board with valuable expertise relevant to the management of the Company’s business operations. In addition, Mr. Barkett’s service on other boards of directors provides him with experience that is valuable to the Board in exercising its governance and oversight responsibilities.

Robert B. Simonds, Jr. has served as a Director since May 2010 and as Vice Chairman since October 2010. Mr. Simonds is a longtime advocate for water rights and policy issues and in the immediate past was the Chairman of the Blue Ribbon Committee of the Metropolitan Water District of Southern California (“MWD”), the world’s largest water wholesaler, where he represented the city of Los Angeles from 2004 to 2006. His family owns and controls water rights in Arizona. MWD’s Blue Ribbon Committee makes recommendations for new business models and strategies to position MWD to meet the region’s water-related needs for the future. He was recently appointed to the National Academy of Sciences Board of Water Science and Technology (“BWST”). Mr. Simonds is also the Chairman of the Robert Simonds Company and a seasoned producer of over

30 major motion pictures that have generated in excess of $6 billion in worldwide revenue. He serves on the board of the Yale School of Management and is a governor of the Natural History Museum of Los Angeles County.

We believe Mr. Simonds brings extensive experience and knowledge in water rights and policy issues that are critical to the Company’s domestic and international operations focusing on building companies in the environmental solutions sector, and particularly relating to the Company’s water usage, disposal, transportation and treatment business. In addition, Mr. Simonds’ involvement with MWD and BWST provides the Board with insight on the operations and strategic direction of companies in the water sector.

Directors Whose Terms Expire at the 2015 Annual Meeting of Stockholders (Class II Directors)

Mark D. Johnsrud has served as Chief Executive Officer and as Vice Chairman since November 2012. Mr. Johnsrud previously served as Chief Executive Officer of Power Fuels, a leading environmental services company in the Bakken Shale area in North Dakota, of which he was the sole owner prior to the merger of Power Fuels with and into a subsidiary of the Company. Under Mr. Johnsrud’s leadership, Power Fuels saw significant growth from 2005 until the merger in November 2012. Prior to acquiring Power Fuels, Mr. Johnsrud previously served as a Managing Director at Acala Partners Inc., a full-service investment bank focusing on supporting the agribusiness and food sectors. Mr. Johnsrud also served as Senior Vice President and Head of the U.S. Agribusiness Finance Group at Banque National de Paris, and as a Managing Director and Senior Vice President of the Food and Agribusiness Group at Bank of America. Mr. Johnsrud is currently a member of the Board of Directors and the Executive Committee of the North Dakota Petroleum Counsel, an industry association representing its member companies involved in all aspects of the oil and gas industry in North Dakota, South Dakota, and the Rocky Mountain region. Mr. Johnsrud holds a Masters of Science degree in economics from Texas A&M University and a Bachelor of Science Degree from North Dakota State University.

We believe that Mr. Johnsrud’s significant experience within the environmental services sector, particularly his highly successful execution of a growth strategy for water usage, disposal, transportation and treatment business focusing on the needs of unconventional oil and gas drilling operations, and his background in investment banking and strategic planning provide the Board with valuable perspective and practical experience as the Company continues to expand its footprint and its environmental services offerings. As the former Chief Executive Officer of Power Fuels, Mr. Johnsrud brings to the Board executive leadership, which provides further insight to the Board as it reviews the Company’s strategic and financial plans.

J. Danforth Quayle has served as a Director since May 2007. Mr. Quayle is the Chairman of Cerberus Global Investments, a position he has held since 1999, when he joined Cerberus Capital Management, one of the world’s leading private investment firms with over $27 billion in committed capital. As chairman of Cerberus Global Investments, Mr. Quayle has been actively involved in new business sourcing and marketing in North America, Asia and Europe. Prior to joining Cerberus, Mr. Quayle served as a Congressman and Senator from the State of Indiana and as the 44th Vice President of the United States. During his tenure as Vice President, President George H.W. Bush named Mr. Quayle to head the Council of Competitiveness, which worked to ensure America’s international competitiveness in the 21st century. During his Vice Presidency, Mr. Quayle made official visits to 47 countries and chaired the National Space Council. Since leaving public office in 1993, Mr. Quayle has established and sold an insurance business in Indiana. For two years he was a distinguished visiting professor of international studies at Thunderbird, The American Graduate School of International Management in Phoenix, Arizona. Mr. Quayle is currently a Director of Aozora Bank, Tokyo, Japan. In addition, Mr. Quayle has served on many public and private companies’ boards during the past 20 years, including board and committee service with USFilter and K2.

We believe that Mr. Quayle’s broad experience, including government service, provides the Board with unique insight into leadership and oversight responsibilities. His position as Chairman of Cerberus Global Investments coupled with his active involvement in new business sourcing and marketing also makes Mr. Quayle well-suited to advise the Board on its operations and investments. In addition, Mr. Quayle’s long-time service on public and private companies’ boards provides him with a deep understanding of issues facing public companies such as ours.

Andrew D. Seidel has served as a Director since October 2008. Since 2006, Mr. Seidel has served as the Chief Executive Officer of Underground Solutions, Inc. (“UGSI”), a water infrastructure and pipeline company in which the Company has an approximately 7% equity ownership interest as of December 31, 2013. From 2000 to 2005, Mr. Seidel served as both Chief Executive Officer and Chief Operating Officer of USFilter, then a wholly-owned subsidiary of Veolia Environnement S.A. (NYSE: VE), until its sale to Siemens AG. Mr. Seidel also served on the Management Board of Veolia Environnement S.A. from 2001 to 2004. From 1991 to 1999, Mr. Seidel served as Chief Operating Officer for the Water & Wastewater Group of USFilter. Mr. Seidel currently serves as an Advisory Council Member of Vantage Point Venture Partners, one of the largest clean technology funds in the world. Mr. Seidel has also served as a Director of Aqua America (NYSE:WTR), USFilter and National Waterworks, a Thomas Lee/JP Morgan water infrastructure business that was sold to Home Depot in 2006.

We believe that Mr. Seidel’s 20 years of water industry experience provides the Board with valuable perspective and expertise relevant to the Company’s business in the environmental sector including growth of its water and other environmental services business organically and through acquisitions. Mr. Seidel’s leadership positions with other public and private companies, including five years in executive positions with Veolia Environnement S.A., and six years in executive positions with UGSI, also makes him experienced in financial accounting and SEC compliance issues and brings to the Board the insight of a business leader who has evaluated operational and business issues similar to those facing the Company.

R. Dan Nelson has served as a Director since November 2013. Prior to joining the Board, Mr. Nelson spent 32 years at ExxonMobil. During his 32-year career with ExonnMobil, Mr. Nelson served as Vice President of the company’s Washington, D.C. office and Vice President and Officer of the corporation. He held a variety of other senior positions with ExxonMobil in the United States, the United Kingdom and Saudi Arabia. These positions included a number of strategic roles focused on Mobil’s Middle East operations, Coordination Manager for Mobil’s business operations with the Arabian-American Oil Company; Manager, Middle East region, Mobil Corporation; Planning and Analysis Manager for the supply and trading organization in Mobil’s global headquarters and Venture Manager for the company’s liquefied natural gas projects. Following the ExxonMobil merger, Mr. Nelson was appointed Chairman and Chief Executive Officer of ExxonMobil Saudi Arabia Inc.

We believe that Mr. Nelson’s extensive experience in, and knowledge of, the energy industry provides the Board with valuable insight into strategic and operational issues impacting the Company’s shale exploration and production customers. In addition, Mr. Nelson’s 32 year career with ExxonMobil provides him with extensive leadership and business management experience that are highly valuable to the Board in exercising its management and oversight responsibilities. We believe Mr. Nelson also brings a deep understanding of global energy markets and trends impacting businesses operating in this sector, including the Company and its customers and competitors, which provides a valuable strategic perspective to the Board.

Directors Whose Terms Expire at the 2016 Annual Meeting of Stockholders (Class III Directors)

Richard J. Heckmann has been serving as Executive Chairman of the Board since November 2012. Mr. Heckmann served as Chairman of the Board and Chief Executive Officer from May 2007 until November 2012, and he has been a director since May 2007. Mr. Heckmann previously served as Chairman of the Board of Directors and Chief Executive Officer of K2, Inc. (“K2”), a manufacturer of sporting goods equipment, until his retirement from K2 on August 8, 2007, when K2 was acquired by Jarden Corporation. During his tenure as Chairman and Chief Executive Officer of K2 beginning in November 2002, K2 (which was in workout status at that time) more than doubled its revenues, from approximately $582 million for the year ended December 31, 2002 to approximately $1.4 billion for the year ended December 31, 2006, and tripled its net income from approximately $12.1 million for the year ended December 31, 2002 to approximately $37.7 million for the year ended December 31, 2006. Prior to his involvement in K2, in 1990, Mr. Heckmann founded United States Filter Corporation (“USFilter”), a worldwide provider of water and wastewater treatment systems and services, serving as its Chairman, Chief Executive Officer and President. Through a series of acquisitions, USFilter grew from annualized revenues of approximately $17.0 million in 1990 to over $5.0 billion in 1999, when it was acquired by Vivendi S.A. of Paris, France in March 1999 for approximately $8.2 billion, including the assumption of approximately $1.8 billion of debt. In addition to over 40 years of executive management of large operating companies, Mr. Heckmann has extensive experience with business acquisitions at our Company and at USFilter, which it successfully completed more than 150 acquisitions during Mr. Heckmann’s tenure and at K2, which successfully completed more than 20 acquisitions during Mr. Heckmann’s tenure. In 2003, Mr. Heckmann was appointed to the Corporate Accountability and Listing Standards Committee, a special governance committee of the NYSE. He also served as Chairman of the Listed Company Advisory Committee of the NYSE from 2001 to 2003. Mr. Heckmann has served on many public and private company boards during the past 40 years. He currently is a member of the Board of Directors of Jarden Corporation (NYSE: JAH), which acquired K2 in 2007, serving as Chair of Jarden Corporation’s Audit Committee and a member of Jarden Corporation’s Executive Compensation Committee. Mr. Heckmann is also part owner of the National Basketball Association’s Phoenix Suns franchise.

We believe that Mr. Heckmann’s extensive business experience and past leadership of K2 and USFilter provide the Board with a unique perspective on operational matters and issues involved in the Company’s businesses and strategies. As a founder and former Chief Executive Officer of the Company, Mr. Heckmann also brings to the Board knowledge of the operations of the Company, which provides valuable insight to the Board as it reviews the Company’s strategic and financial plans. Mr. Heckmann’s prior service with the NYSE as well as his 40 years of service on the boards of many public and private companies also gives him extensive knowledge of the operations of public companies and potential issues facing companies such as ours that are listed on the NYSE as well as corporate governance practices and accountability.

Mr. Heckmann will retire from the Board effective as of the Annual Meeting.

Alfred E. Osborne, Jr. has served as a director since May 2007. Dr. Osborne is the Senior Associate Dean at the UCLA Anderson School of Management, a position he assumed in July 2003. He has been employed as a professor at UCLA since 1972 and has served the school in various capacities over the years. Currently, he also serves as the faculty director of the Harold Price Center for Entrepreneurial Studies at UCLA, a position he has held since July 2003. Dr. Osborne is a member of the board of directors of Kaiser Aluminum, Inc. (NASDAQ: KALU), a fabricated aluminum products manufacturing company, where he is Lead Director, a member of the audit committee and chair of the corporate governance committee, and Wedbush, Inc., a financial services and investment firm. Dr. Osborne also serves as a director of First Pacific Advisors family of seven funds: FPA Capital, Crescent, International Value, New Income, Paramount, Perennial and Source Capital. Dr. Osborne has served on many public and private company boards during the past 30 years, including service on audit and governance committees.

We believe that Dr. Osborne’s background in entrepreneurial studies at UCLA makes him well positioned to understand complex organizational, financial and managerial issues facing growth-oriented companies, which helps the Board understand and address issues which may exist at our Company as well as the companies or businesses that we may acquire. In addition, his service on the board of directors of financial companies provides him with an understanding of financial and accounting issues which makes him a valuable resource to our Board and the Audit Committee. His long-time service on audit and governance committees on the boards of many public and private companies brings to the Board extensive experience with audit matters and governance issues.

Kevin L. Spence has served as a director since December 2010. Mr. Spence is currently the Chief Financial Officer of Purpose Technologies, Inc. (a/k/a Net Fusion Corporation), a position he has held since March 2010. He has 25 years of experience in the financial and accounting fields, with prior positions including Chief

Financial Officer of Citation Technologies, Inc. since 2002, and Executive Vice President and Chief Financial Officer of USFilter from January 1992 to December 2000. Prior to that, he was an audit partner with the international accounting firm of KPMG LLP. Mr. Spence was Chief Financial Officer of GreenCore Technologies, Inc. (f/k/a AquaCell Technologies, Inc.) from January 2007 to December 2008. Mr. Spence also concurrently served as President and Chief Financial Officer of Aquacell Water, Inc., a former wholly owned subsidiary of GreenCore Technologies that shared corporate offices and operated under the same executive management team as GreenCore Technologies after its spin-off in 2006. On November 7, 2008, an involuntary petition for liquidation under Chapter 7 was filed against GreenCore Technology, Inc. in the U.S. Bankruptcy Court for the District of Delaware.

We believe that Mr. Spence’s background as a present and prior Chief Financial Officer of various companies and as an audit partner at KPMG LLP provides the board with keen insight into matters relating to strategic planning, financial reporting and financial management. Mr. Spence’s financial background and broad experience with management issues makes him a valuable resource to the Board and the Audit Committee.

Class I Directors Retiring Effective as of the Annual Meeting

Lou Holtz has served as a director since May 2007. Mr. Holtz became a college football television analyst for ESPN in September 2005 after his retirement as the head football coach of the University of South Carolina in November 2004. Prior to joining the University of South Carolina in 1999, Mr. Holtz held various coaching positions, including eleven seasons at the University of Notre Dame from 1986 to 1996, two seasons at the University of Minnesota from 1984 to 1985, seven seasons at the University of Arkansas from 1977 to 1983, four seasons at North Carolina State University from 1972 to 1975 and three seasons at William and Mary College from 1969 to 1971. Mr. Holtz spent 1976 as the head coach of the New York Jets of the National Football League. Mr. Holtz is a noted motivational speaker and is the author of The Fighting Spirit. He has served on many public and private companies’ boards during the past 20 years, including on the board of K2 from 2001 to 2007, and he provided advisory and consulting services to USFilter from 1996 to 1999. Mr. Holtz is a nationally recognized speaker often engaged by public and private businesses, government and military organizations to provide insight and guidance on leadership and motivational issues applicable to multiple generations of executives, managers, and employees.

We believe that as a successful coach for both collegiate and professional football for over 30 years, Mr. Holtz brings to the Board significant leadership and management skills. Mr. Holtz’s status as a nationally recognized speaker on leadership issues also makes him well-suited to provide the Board with guidance and insight on leadership matters facing the Company. In addition to Mr. Holtz’s ownership interest in several enterprises together with his long-time service on many public and private companies’ boards gives him substantial experience on governance matters and makes him a valuable resource to our Board.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We believe that effective corporate governance is critical to our long-term success and ability to create value for our stockholders. In connection with our initial public offering, or “IPO”, our listing on the American Stock Exchange in November 2007 and our subsequent listing on the NYSE in May 2008, the Board reviewed, and from time to time as appropriate, the Board continues to review, our corporate governance policies and practices, as well as related provisions of the Sarbanes-Oxley Act of 2002, current and proposed rules of the United States Securities and Exchange Commission (“SEC”), and the corporate governance requirements of the NYSE. Based upon its review, the Board has approved charters, policies, procedures and controls that we believe promote and enhance corporate governance, accountability and responsibility with respect to the Company, its management and employees, and a culture of honesty and integrity. Our corporate governance guidelines, code of business conduct and ethics, environmental sustainability policy, and the charters for each of our Board committees are available in the “Governance” section of our website at http://ir.nuverra.com/phoenix.zhtml?c=217286&p=irol-govhighlights and are available free of charge upon request addressed to Corporate Secretary, Nuverra Environmental Solutions, Inc., 14624 N. Scottsdale Rd., Suite 300, Scottsdale, Arizona 85254.

Additionally, in connection with the settlement of a shareholder derivative lawsuit, the Company entered into the Stipulation of Settlement (the “Stipulation”) on April 1, 2013 with Plaintiff, Melissa Hess, who was acting individually and derivatively on behalf of the Company’s shareholders. Per the Stipulation, the Company agreed to implement a number of new corporate governance measures and maintain a number of existing corporate governance measures. The Company is working diligently to implement and maintain all required measures by the timeframe agreed to in the Stipulation.

Director Independence

We currently have ten directors on our Board. The rules of the NYSE require listed companies to have a board of directors with at least a majority of independent directors. For a director to qualify as independent, the Board must affirmatively determine that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Each member of the Board must meet any mandatory qualifications for membership on the Board, and the Board as a whole must meet the minimum independence requirements imposed by the NYSE or any other exchange or market on which our common stock is listed and any other laws and regulations applicable to us. Each member of the Board is required to promptly advise the Chairman of the Board and the Chairman of the Nominating and Governance Committee of any matters which, at any time, may affect such member’s qualifications for membership under the criteria imposed by any applicable exchange or market, any other laws and regulations or these guidelines, including, but not limited to, such member’s independence.

The Board has determined that eight of our ten Board members, Messrs. Barkett, Holtz, Nelson, Osborne, Quayle, Seidel, Simonds and Spence, are independent both under current NYSE rules governing independence and under new NYSE rules governing independence, which became effective on July 1, 2013. In reaching its determination, the Board reviewed the corporate governance rules of the NYSE, the Company’s corporate governance policies and the individual circumstances of each director and determined that each of the directors identified as independent satisfied each standard. In particular, in determining that Mr. Seidel is an independent director, the Board considered the Company’s ownership of approximately 7% of the common stock of UGSI, of which Mr. Seidel is the Chief Executive Officer. In making its finding, the Board also considered that the Company does not have any further relationships with UGSI outside of its stock ownership, which was acquired in 2009. In this context, the Board considered the NYSE’s position that the NYSE does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding.

Executive Sessions

NYSE rules require the Company’s non-management directors to meet at regularly scheduled executive sessions without management present. Our Corporate Governance Guidelines, which are discussed more fully below under “Corporate Governance Guidelines,” provide that our non-management directors will meet in executive session without management directors or management present on a regularly scheduled basis, but not less than quarterly. We adopted our Corporate Governance Guidelines in connection with the listing of our common stock on the NYSE, which occurred on May 23, 2008. Our non-management directors held five executive sessions during 2013. The director to preside during an executive session is determined at the beginning of the meeting. In addition, our Audit Committee charter requires that the members of the Audit Committee meet with our independent auditors in executive session. The members of the Audit Committee held seven executive sessions with our independent auditors during 2013.

Committees and Meeting Attendance

The Board has established a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. Each of these Board committees operates under a written charter adopted by the Board. The Board committee charters are available in the “Governance” area of our website at http://ir.nuverra.com/phoenix.zhtml?c=217286&p=irol-govhighlights. All committees consist of three persons, none of whom is employed by us and all of whom are independent under NYSE rules. From time to time, the Board will create special committees to address specific matters such as financial or corporate transactions.

Members of the Audit Committee must also satisfy an additional SEC independence requirement, set forth in Rule 10A-3 promulgated under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than compensation in their capacity as director, or otherwise be an “affiliated person” of the Company. The Board has determined that Messrs. Osborne (Chair), Barkett, and Spence, each of whom is a member of our Audit Committee, all satisfy the current heightened SEC independence requirements for Audit Committee members.

The Board and its Audit, Compensation and Nominating and Governance Committees meet periodically in person and via conference calls throughout the year, and also hold special meetings and act by written consent from time to time as appropriate. The Board held five meetings during 2013, and as noted above, the non-management members of the Board held five executive sessions. In 2013, each director attended 100% of the meetings of the Board and the meetings held by all Board committees on which such person served, except that Mr. Holtz was absent from one Board meeting and two Compensation Committee meetings and Mr. Seidel was absent from one Board meeting.

The following table sets forth the three standing committees of the Board, the members of each committee during the last fiscal year and the number of meetings held by each committee.

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Edward A. Barkett	X
Lou Holtz		X	X
Alfred E. Osborne, Jr.	Chair
J. Danforth Quayle		Chair	Chair
Andrew D. Seidel
Robert B. Simonds, Jr.		X	X
Kevin L. Spence	X
R. Dan Nelson(1)
Number of Meetings held in 2013	7	3	1

(1)	Mr. Nelson was appointed to the Nominating and Governance Committee in February 2014.

Policy Regarding Director Attendance at Annual Meetings of Stockholders

Directors are strongly encouraged to attend our annual meetings of stockholders and we currently expect all of our directors to be in attendance at the Annual Meeting on May 6, 2014. All of our directors attended our 2013 Annual Meeting of Stockholders.

Audit Committee

The members of the Audit Committee are Messrs. Osborne (Chair), Barkett and Spence. As noted above, all members of the Audit Committee meet the independence requirements of the NYSE and the additional independence requirements of the SEC. All members of the Audit Committee also meet the new independence requirements of the

NYSE, which became effective on July 1, 2013. The Audit Committee’s written charter can be found in the “Governance” section of our website at http://ir.nuverra.com/phoenix.zhtml?c=217286&p=irol-govhighlights . The Audit Committee oversees our accounting and financial reporting processes, internal control systems, independent auditor relationships and the audits of our financial statements. The Audit Committee’s responsibilities include the following:

•	selecting and hiring of our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	reviewing and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, adequacy, implementation and effectiveness of our internal controls established for finance, accounting, legal compliance and ethics;

•	reviewing the design, adequacy, implementation and effectiveness of our critical accounting and financial policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	reviewing with management and our independent registered public accounting firm the results of our annual and quarterly financial statements;

•	reviewing with management and our independent registered public accounting firm any earnings announcements or other public announcements concerning our operating results;

•	reviewing and approving any related party transactions (See “Certain Relationships and Related Party Transactions” below for further discussion); and

•

overseeing, discussing with our Board, management and our independent registered public accounting firm and, as necessary, making recommendations to our Board regarding how to address risks relating to accounting matters, financial reporting and legal and regulatory compliance and developments, and the services provided by our independent registered public accounting firm.

Audit Committee Financial Expert. The Board has determined that Messrs. Osborne and Spence qualify as “audit committee financial experts” as defined under SEC rules and regulations. As noted above, Messrs. Osborne and Spence meet the independence requirements of the NYSE and the additional independence requirements of the SEC. The Audit Committee’s report appears later in this Proxy Statement.

Compensation Committee

The members of the Compensation Committee of the Board are Messrs. Quayle (Chair), Holtz and Simonds. As noted above, all members of the Compensation Committee meet the independence requirements of the NYSE, and all are independent, outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and independent non-employee directors within the meaning of Rule 16b-3 promulgated under the Exchange Act. All members of the Compensation Committee also meet the new independence requirements of the NYSE, which became effective on July 1, 2013. The Compensation Committee’s written charter, which was amended to adopt new NYSE requirements regarding independent advisors, is attached as Appendix A hereto and also can be found in the “Governance” section of our website at http://ir.nuverra.com/phoenix.zhtml?c=217286&p=irol-govhighlights. The Compensation Committee has responsibility for the review, evaluation and approval of executive compensation, including the compensation philosophy, policies and plans for our executive officers.

On behalf of the Board, the Committee monitors and assists the Board in determining compensation for our senior management, directors and employees. The Compensation Committee’s responsibilities include the following:

•	setting performance goals for our officers and reviewing their performance against these goals;

•	reviewing and recommending compensation and benefit plans for our officers and compensation policies for the Board and members of the Board committees;

•	reviewing the terms of employment agreements and arrangements with our officers;

•

reviewing and discussing with the Company’s management the section of this Proxy Statement entitled “Compensation Discussion and Analysis” and determining whether to recommend to the Board that such section be included in our Proxy Statement and in our annual report on Form 10-K;

•	producing an annual report on executive compensation for inclusion in our Proxy Statement; and

•

overseeing, discussing with our Board and management, and, as necessary, making recommendations to the Board regarding how to address risks relating to employment, compensation and benefits policies. To assist it in satisfying these oversight responsibilities, the Compensation Committee meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions being made.

The Board and the Compensation Committee do not discuss or make decisions regarding an executive officer’s compensation in the presence of such executive officer. Except for consulting from time to time at the Committee’s request with both our Executive Chairman and Chief Executive Officer, our executive officers, including the named executive officers (as defined below under “Executive Compensation—Compensation Discussion and Analysis”), do not have any role in determining the form or amount of compensation paid to our named executive officers. However, during 2013, Mr. Johnsrud, acting as our Chief Executive Officer, did provide input to the Compensation Committee with respect to compensation paid to the executive officers other than himself. For more information on the responsibilities and activities of the Compensation Committee, including the committee’s processes for determining executive compensation, see “Compensation Discussion and Analysis” appearing on page 25 and the Compensation Committee’s report on page 33 of this Proxy Statement. The Compensation Committee engaged Leadership Strategies, LLC as an independent compensation consultant during 2013 for the provision of data and recommendations to the Compensation Committee during its monitoring, evaluations and actions with regard to executive compensation.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Quayle (Chair), Holtz and Simonds. There were no interlocks or insider participation between any member of the Board or Compensation Committee and any member of the board of directors or compensation committee of another company.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Messrs. Quayle (Chair), Holtz, Osborne and Nelson. Mr. Nelson was appointed to the Nominating and Governance Committee in February 2014. As noted above, all members of the Nominating and Governance Committee meet the independence requirements of the NYSE. All members of the Nominating and Governance Committee also meet the new independence requirements of the NYSE, which became effective on July 1, 2013. The Nominating and Governance Committee’s written charter can be found in the “Governance” section of our website at http://ir.nuverra.com/phoenix.zhtml?c=217286&p=irol-govhighlights. On behalf of the Board, the Nominating and Governance Committee assists the Board by identifying individuals qualified to become directors consistent with criteria established by the Board. The Nominating and Governance Committee’s responsibilities include the following:

•	evaluating the composition, size and governance of the Board and its committees and making recommendations regarding future planning and the appointment of directors to committees of our Board;

•	administering a policy for considering nominees for election to the Board;

•	overseeing our directors’ performance and self-evaluation process;

•	developing continuing education programs for the Board;

•	reviewing our corporate governance principles and providing recommendations to the Board regarding possible changes; and

•

overseeing, discussing with our Board and management and, as necessary, making recommendations to the Board regarding how to address risks relating to management and Board succession planning, ethics, corporate governance and business practices.

Selection of Board Nominees

The Nominating and Governance Committee reviews the qualifications of potential director candidates in accordance with its charter and our Corporate Governance Guidelines, which are discussed below.

The Nominating and Governance Committee’s consideration of a candidate for director includes assessment of the individual’s understanding of our business, the individual’s professional and educational background, skills and abilities and potential time commitment and whether such characteristics are consistent with our Corporate Governance Guidelines and other criteria established by the Nominating and Governance Committee from time to time. In addition, the Nominating and Governance Committee takes into account diversity of background and experience that the individual will bring to the Board. To provide such a contribution to the Company, a director must generally possess one or more of the following, in addition to personal and professional integrity:

•	experience in corporate management;

•	experience with complex business organizations;

•	experience as a board member or officer of another publicly held company;

•	diversity of expertise, experience in substantive matters related to the Company’s business and professional experience as compared to existing members of our Board and other nominees; and

•	practical and mature business judgment.

The Nominating and Governance Committee may also adopt such procedures and criteria not inconsistent with our Corporate Governance Guidelines as it considers advisable for the assessment of director candidates. Other than the foregoing, there are no stated minimum criteria for director nominees. The Nominating and Governance Committee does however recognize that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that at least a majority of the members of the Board must meet the definition of “independent director” under NYSE rules.

Although we do not have a formal policy with regard to the consideration of diversity in identifying candidates for election to the Board, the Nominating and Governance Committee recognizes the benefits associated with a diverse board, and takes diversity considerations into account when identifying candidates. The Nominating and Governance Committee utilizes a broad conception of diversity, including diversity of professional experience, employment history, prior experience on other boards of directors, and more familiar diversity concepts such as race, gender and national origin. These factors, and others considered useful by the Nominating and Governance Committee, will be reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. After assessing the perceived needs of the Board, the Nominating and Governance Committee identifies specific individuals as a potential source of director candidates with relevant experience. The priorities and emphasis of the Nominating and Governance Committee and of the Board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective board members.

The Nominating and Governance Committee establishes procedures for the nomination process and recommends candidates for election to the Board. Consideration of new Board nominee candidates involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. Board members or employees typically suggest candidates for nomination to the board. In 2013, we did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates.

The Board nominees named in this Proxy Statement were approved by the Nominating and Governance Committee for inclusion in this Proxy Statement, and were each recommended by other members of the Board.

Stockholder Nominations

The Nominating and Governance Committee will consider stockholder recommendations for candidates for the Board if the stockholder complies with the advance notice, information and consent provisions contained in our Bylaws. See “Stockholder Proposals For The 2015 Annual Meeting” below for more information on these requirements.

The Nominating and Governance Committee will evaluate recommendations for director nominees submitted by directors, management or qualifying stockholders in the same manner. All directors and director nominees (including any individuals designated by Mr. Johnsrud pursuant to the Stockholder’s Agreement) will be required to submit a completed directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Governance Committee.

To be in proper written form, our Bylaws provide that a stockholders’ notice to the Corporate Secretary must set forth as to each person whom the stockholder proposes to nominate as a director: (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) with respect to the nomination, including the nominee, (iv) any derivative positions with respect to shares of the Company’s capital stock held or beneficially held by or on behalf of such stockholder, the extent to which any hedging or other transaction or series of transactions has been entered into with respect to shares of the Company’s capital stock by or on behalf of such stockholder, and the extent to which any other agreement or understanding has been made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such stockholder with respect to shares of the Company’s capital stock, (v) a representation that such stockholder is a holder of record entitled to vote at the annual meeting and intends to appear in person or by proxy at the annual meeting to bring such nomination before the annual meeting, (vi) a representation whether the stockholder intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or (B) otherwise to solicit proxies from stockholders in support of such nomination, and (vii) any other information relating to such stockholder required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

In addition, the stockholder’s notice to our Corporate Secretary with respect to persons that the stockholder proposes to directly nominate as a director must set forth (A) as to each individual whom the stockholder proposes to nominate, all information relating to the person that is required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, pursuant to Regulation 14A (or any successor provisions) under the Exchange Act (including their name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by such candidate, and the written consent of the such person to be named in the proxy statement as a nominee and to serve as a director if elected) and (B) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Stockholder Communications with the Board

Stockholders may communicate with any of the Company’s directors, including the chair of any of the committees of the Board or the non-management directors as a group by writing to them c/o Corporate Secretary, Nuverra Environmental Solutions, Inc., 14624 N. Scottsdale Rd., Suite 300, Scottsdale, Arizona 85254. Please specify to whom your correspondence should be directed. The Corporate Secretary will promptly forward all correspondence to the Board or any specific committee member, as indicated in the correspondence, except for junk mail, mass mailings, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. The Company’s Corporate Secretary may forward certain correspondence, such as product-related or service-related inquiries, elsewhere within the Company for review and possible response.

Any interested party, including any employee, may make confidential, anonymous submissions regarding questionable accounting or auditing matters or internal accounting controls and may communicate directly with the Chairman or Vice Chairman by letter to the above address, marked for the attention of the Chairman or Vice Chairman. Any written communication regarding accounting, internal accounting controls or other financial matters are processed in accordance with procedures adopted by the Audit Committee.

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of the Company. The Code of Business Conduct and Ethics is available in the “Governance” section of the Company’s website at http://ir.nuverra.com/phoenix.zhtml?c=217286&p=irol-govhighlights and a printed copy may also be obtained by any stockholder upon request directed to Nuverra Environmental Solutions, Inc., 14624 N. Scottsdale Rd., Suite 300, Scottsdale, Arizona 85254, Attention: Corporate Secretary. The Company intends to post amendments to or waivers, if any, from its Code of Business Conduct and Ethics (to the extent applicable to the Company’s directors or its principal executive officer, principal financial officer, or principal accounting officer) at this location on its website. Among other matters, our Code of Business Conduct and Ethics is designed to promote:

•	honest and ethical conduct;

•	avoidance of conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications;

•	compliance with applicable governmental laws and regulations and stock exchange rules;

•	prompt internal reporting of violations of the Code of Business Conduct and Ethics to an appropriate person or persons identified in the code; and

•	accountability for adherence to the Code of Business Conduct and Ethics.

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines that we believe reflect the Board’s commitment to a system of governance that enhances corporate responsibility and accountability. The Nominating and Governance Committee is responsible for implementing the guidelines and making recommendations to the Board concerning corporate governance matters. The guidelines are available in the “Governance” section of our website at http://ir.nuverra.com/phoenix.zhtml?c=217286&p=irol-govhighlights. We will also furnish copies of the guidelines to any person who requests them. Requests for copies should be directed to Nuverra Environmental Solutions, Inc., 14624 N. Scottsdale Rd., Suite 300, Scottsdale, Arizona 85254, Attention: Corporate Secretary.

Among other matters, the Corporate Governance Guidelines include the following:

•	The Board will be made up of a majority of independent directors who, at a minimum, meet the criteria for independence required by NYSE rules.

•

Non-management directors will meet in executive session without management present on a regularly scheduled basis, but not less frequently than quarterly. In the event that the non-management directors include directors that are not independent under the NYSE rules, the independent directors should schedule an executive session at least once a year.

•	The Board and its committees each conduct an annual self-evaluation.

•	Directors are expected to regularly attend all meetings of the Board and of the committees of which they are members.

•	To effectively discharge their oversight duties, directors have full and free access to our officers and employees.

Board Leadership Structure and Role in Risk Management

Our Corporate Governance Guidelines provide that the Board may select our Chief Executive Officer as Chairman or appoint a Chairman who does not also serve as Chief Executive Officer. In determining the appropriate leadership structure, the Board considers many factors, including the specific needs of the business, fulfilling the duties of the Board, and the best interests of the Company’s stockholders.

In connection with the Company’s acquisition of Power Fuels in November 2012, the positions of Chief Executive Officer and Chairman were separated, with Mr. Heckmann, our former Chief Executive Officer and Chairman, remaining as Executive Chairman of the Board, and Mr. Johnsrud, who joined us as Chief Executive Officer, joining the Board as a Vice Chairman. Mr. Simonds also continues to serve as a Vice Chairman of the Board. The Board believed this leadership structure was best for the Company at the time because it provided the Company with the continued service of Mr. Heckmann, who has significant expertise with respect to the water industry, finance and accounting matters, acquisitions and other strategic matters as well as corporate governance, accountability and risk management practices central to the Board’s duties; and it provided the Company with the services and leadership of Mr. Johnsrud, who has significant management experience and expertise with respect to the environmental services industry, in particular the successful implementation of a growth strategy for this business.

The Board has appointed Mr. Johnsrud as Chairman of the Board effective as of the Annual Meeting. Mr. Heckmann will be retiring from the Board effective as of the Annual Meeting. The Board believes the appointment of Mr. Johnsrud as Chairman is best for the Company at this time as a combined role of Chairman and CEO will promote unified leadership and direction for the Company, which allows for a single, clear focus for management to execute the Company’s strategy and business plans. Mr. Simonds will continue to serve as Vice Chairman of the Board.

The Board believes that this leadership structure achieves independent oversight and management accountability through regular executive sessions of the non-management directors that are mandated by our

Corporate Governance Guidelines and through a Board composed of a majority of independent directors. We do not have a designated lead independent director, instead allowing our independent directors as a group to choose who among them is best suited to serve as chairman of each executive session.

In the normal course of its business, the Company is exposed to a variety of risks, including operational risks such as long-term changes in commodity prices affecting its customer base or causing shifts in the means and/or location of its customers’ operations, governmental policy decisions, and increasing competition from renewable sources of power generation, legislative and regulatory risks, including those related to climate change and air emissions, and general economic, credit and investment risks. The Board is actively involved in oversight of risks that could affect the Company with an emphasis on understanding the key enterprise risks affecting the Company’s business. In addition, the Board monitors the ways in which the Company attempts to prudently mitigate risks, to the extent reasonably practicable and consistent with the Company’s long-term strategies. This oversight is conducted primarily through committees of the Board, as set forth in the descriptions of each of the committees above, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from key operating, finance and legal officers responsible for oversight of particular risks within the Company; the Board also receives updates during the year on particular matters relating to risks and risk controls that management believes need to be brought to its attention. At least quarterly, our executive management team provides a comprehensive corporate risk report to the full Board, discussing the primary risks identified by management and the Company’s risk control organization and risk control practices.

The Board leadership structure and role in risk management has also been affected by the settlement of a shareholder derivative lawsuit (the “Stipulation”) on April 1, 2013 by and between the Company and Plaintiff, Melissa Hess, who was acting individually and derivatively on behalf of the Company’s shareholders. Per the Stipulation, the Company agreed to implement a number of new corporate governance measures and maintain a number of existing corporate governance measures. The Company is working diligently to implement and maintain all required measures by the timeframe agreed to in the Stipulation.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee is comprised of three non-employee directors—Messrs. Osborne (Chair), Barkett and Spence—and operates under a written charter, adopted by the Board, which is posted on the “Governance” section of the Company’s website at http://ir.nuverra.com/phoenix.zhtml?c=217286&p=irol-govhighlights. We believe the charter is in compliance with SEC regulations and NYSE rules.

The primary purposes of the Audit Committee are to assist the Board in fulfilling its responsibility to oversee (i) the integrity of the financial statements of the Company, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Company’s independent registered public accounting firm’s qualifications and independence, and (iv) the performance of the Company’s independent registered public accounting firm and internal audit function. The independent registered public accounting firm reports directly to the Audit Committee.

Management has the primary responsibility for the preparation of the Company’s financial statements and the internal financial controls and reporting process. The Company’s management has represented to the Audit Committee that the Company’s Consolidated Financial Statements for the fiscal year ended December 31, 2013 were prepared in accordance with generally accepted accounting principles in the United States. The Company’s independent registered public accounting firm is responsible for auditing these Consolidated Financial Statements. In the performance of its oversight function, the Audit Committee reviewed and discussed the audited Consolidated Financial Statements with management and the independent registered public accounting firm. The Audit Committee discussed with management the critical accounting policies and estimates applied by the Company in the preparation of its Consolidated Financial Statements. The Audit Committee also discussed with the Company’s management the process for certifications by the Chief Executive Officer and Chief Financial Officer with respect to such financial statements as well as management’s assessment of internal control over financial reporting as of December 31, 2013. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence and discussed with such firm its independence. The Audit Committee also evaluated whether the independent registered public accounting firm’s provision of tax services to the Company was compatible with the registered public accounting firm’s independence and determined it was compatible.

The Board has determined that Messrs. Osborne (Chair), Barkett and Spence meet the independence requirements of Rule 10A-3 of the Exchange Act and applicable NYSE independence rules.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited Consolidated Financial Statements be included in Nuverra Environmental Solutions, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

The Audit Committee has selected KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014, and has asked the shareholders to ratify the selection.

Alfred E. Osborne, Jr. (Chair)

Kevin L. Spence

Edward A. Barkett

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Report of the Audit Committee by reference therein.

Independent Registered Public Accounting Firm’s Fees and Services

The following is a summary of the independent registered public accounting fees billed to us for professional services rendered by our current auditor KPMG for the fiscal years ended December 31, 2013 and 2012.

Fee Category	KPMG LLP 2013	KPMG LLP 2012
Audit Fees	$1,328,930	$1,114,125
Audit Related Fees	$294,613	$431,676
Tax Fees	$250,000	$52,454
All Other Fees	—	—
Total Fees	$1,873,543	$1,598,255

Audit fees consist of fees billed for each of 2013 and 2012 for professional services rendered in connection with the audit of our annual Consolidated Financial Statements, reviews of our interim Consolidated Financial Statements included in our Form 10-Q, and audit-related work in connection with acquisitions completed during 2012.

Audit related fees consist of fees that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption “Audit Fees.”

Tax fees consist of fees billed for 2013 and 2012 for tax compliance and tax planning and advisory services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has, by resolution, adopted policies and procedures regarding the pre-approval of the performance by the independent registered public accounting firm of audit and non-audit services. The independent registered public accounting firm may not perform any service unless the approval of the Audit Committee is obtained prior to the performance of the services, except as may otherwise be provided by law or regulation. All services described above were pre-approved by the Audit Committee in accordance with this policy.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 on Proxy Card)

Background

We are asking the stockholders to ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014. KPMG LLP is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”), as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

KPMG LLP representatives are expected to attend the Annual Meeting via conference call. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Vote Required and Board Recommendation

The affirmative vote of a majority of the shares of common stock present, in person or by proxy, entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2014. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as an “against” vote, but broker non-votes will not have any effect on the outcome of this Proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(Item 3 on Proxy Card)

Background

In accordance with requirements of Section 14A of the Securities Exchange Act (the “Dodd-Frank Act”) and the related rules of the SEC, we are providing our stockholders with the opportunity to cast a non-binding, advisory vote to approve the compensation of our named executive officers as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including the Compensation Discussion and Analysis, compensation tables and narratives accompanying those tables).

Our executive compensation programs are designed and regularly reviewed by the Compensation Committee of the Board, which consists entirely of independent directors. As described more fully under “Compensation Philosophy” in the Compensation Discussion and Analysis later in this Proxy Statement, our executive compensation programs are designed to achieve the following objectives:

•	provide a competitive total compensation package sufficient to attract, motivate and retain high caliber executives who will deliver long-term shareholder value;

•	support and recognize attainment of our tactical and strategic goals;

•

maintain an appropriate balance between fixed and variable compensation, and long-term and short-term incentives, with recognition of our senior executives’ responsibility for the Company’s overall performance and market value; and

•	ensure internal alignment of executive activities and actions with Company financial and operating objectives, without undue risk.

The features of our executive compensation programs are described in the Compensation Discussion and Analysis, and include the following highlights which we believe reinforce stockholder interests:

•	based on beneficial ownership, our Chief Executive Officer and Vice Chairman is our largest stockholder, which significantly aligns his interests with our other stockholders’ interests;

•

a portion of executive compensation has historically been awarded in the form of long-term equity incentives that have multi-year vesting periods and we have continued this practice as new executives are hired;

•

no executive’s contractual annual cash bonus opportunity is greater than 60% of his base salary (provided, that the bonus opportunities for Messrs. Johnsrud and Heckmann are discretionary, as determined by the Committee);

•	our named executive officers, other than Mr. Parkinson, have employment agreements that we believe provide market-competitive severance benefits and protections; and

•

the Company’s mix of long-term equity awards, annual bonus structure and oversight of compensation programs is designed to mitigate risk by emphasizing a long-term focus on compensation and financial performance.

We request stockholder approval of the compensation of our named executive officers as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including the Compensation Discussion and Analysis, compensation tables and narratives accompanying those tables).

As an advisory vote, this Proposal is not binding upon the Company. However, the Compensation Committee of the Board, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by stockholders in their vote on this Proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Vote Required and Board Recommendation

The affirmative vote of a majority of the shares of common stock present, in person or by proxy, entitled to vote at the Annual Meeting is required to approve Proposal No. 3. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as an “against” vote, but broker non-votes will not have any effect on the outcome of this Proposal.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL NO. 3.

EXECUTIVE OFFICERS

The Company’s executive officers are appointed by the Board and serve at the discretion of the Board. Set forth below are the names and certain biographical information regarding the Company’s executive officers as of March 13, 2014.

Name	Position with our Company	Age	Executive Officer Since
Richard J. Heckmann*	Executive Chairman	70	2007
Mark D. Johnsrud*	Chief Executive Officer	55	2012
Jay C. Parkinson	Executive Vice President and Chief Financial Officer	38	2012
W. Christopher Chisholm	Executive Vice President and Chief Accounting Officer	55	2011

*	See “Proposal 1—Election of Directors—Information Regarding Directors and Nominees” for biographical information regarding Messrs. Heckmann and Johnsrud. Mr. Heckmann will be retiring from the Board effective as of the Annual Meeting.

Jay C. Parkinson, Executive Vice President and Chief Financial Officer

Mr. Parkinson has served as our Executive Vice President and Chief Financial Officer since September 2012. As Chief Financial Officer, he is involved in developing the Company’s overall financial structure, including the financial and accounting controls for all our operating subsidiaries. As Chief Financial Officer, he also is responsible for all finance and accounting related functions of the Company and its operating subsidiaries, including SEC reporting and Sarbanes-Oxley compliance. Prior to joining the Company, Mr. Parkinson worked in the Energy Investment Banking group at Jefferies & Company, Inc. since January 2006, most recently as a Managing Director. From June 2003 to December 2005, Mr. Parkinson worked in the Investment Banking Group at Johnson Rice & Company L.L.C., most recently as a Vice President. Mr. Parkinson received his bachelor’s degree in History from Georgetown University in 1997, his master’s degree in International Relations from the London School of Economics and Political Science in 1999 and his Master of Business Administration from the Tulane University’s A.B. Freeman School of Business in 2003.

W. Christopher Chisholm, Executive Vice President and Chief Accounting Officer

Mr. Chisholm currently serves as our Executive Vice President and Chief Accounting Officer. The Board appointed Mr. Chisholm the principal accounting officer of the Company effective as of March 10, 2014. Mr. Chisholm has served in various executive leadership positions in the Company’s finance and accounting group since joining the Company in November 2011. Prior to joining the Company, Mr. Chisholm was Executive Vice President and Chief Financial Officer of Envirogen Technologies, Inc. where together with a predecessor entity, Basin Water, Inc., he was employed since 2008. On July 16, 2009, Basin Water, Inc. filed bankruptcy under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. From 2004 to 2008, Mr. Chisholm was Executive Vice President, Finance & Administration and Chief Financial Officer of Veolia Water North America, LLC. From 1997 to 2004, Mr. Chisholm held various positions with USFilter, including Group Controller, Vice President and Chief Financial Officer of the Water and Waste Water Group and Executive Vice President of Finance. Prior to his tenure at USFilter and predecessor companies, Mr. Chisholm was an Audit Senior Manager at KPMG LLP, an international accounting firm. Mr. Chisholm received a Bachelor of Business Administration degree with emphasis in accounting from Northeast Louisiana University, now known as the University of Louisiana at Monroe, and is a Certified Public Accountant.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes the material elements of compensation awarded to, earned by, or paid during the last completed fiscal year to our principal executive officer, principal financial officer, and the three other most-highly compensated individuals, who served as executive officers of the Company during Fiscal 2013. These following five individuals are referred to as the “named executive officers (NEOs)” in this Compensation Discussion and Analysis:

Richard J. Heckmann, Executive Chairman;

Mark D. Johnsrud, Chief Executive Officer and Vice Chairman;

Jay C. Parkinson, Executive Vice President and Chief Financial Officer;

W. Christopher Chisholm, Executive Vice President and Chief Accounting Officer; and

Christopher E. Kevane, Former Executive Vice President, Chief Legal Officer and Secretary.

The compensation of the NEOs for Fiscal 2013 is set forth in the Fiscal 2013 Summary Compensation Table and other tables contained in this Proxy Statement.

Overview

In Fiscal 2012, we successfully completed two major transactions: the acquisition of Thermo Fluids and the merger of Power Fuels, and more than doubled our size in terms of revenue. These transactions were an important step in positioning the Company to better compete in an increasingly competitive industry and generate long-term returns for our shareholders.

Fiscal 2013 was one of strategic transformation for our Company. The Company united all of our business units under the new brand of Nuverra Environmental Services. Rebranding the Company represents a fundamental dedication to supporting sustainable energy generation and American energy independence. Our unique customer value proposition enables us to provide a one-stop environmental solution to our customers with a national footprint that is focused solely on environmental solutions and innovative approaches to environmental sustainability.

In July 2013, we entered into an agreement with Halliburton to advance the treatment and recycling of produced water to be re-used in the hydraulic fracturing process. As part of the agreement, the Company and Halliburton work together in the Bakken Shale area to offer the H20ForwardSM service to our customers which enables the recycling of waste streams of flowback and produced water for use in well completions. Also in July 2013, we completed an acquisition in the Bakken Shale of an oilfield waste disposal landfill which is an integral component in being a full-cycle, closed-loop environmental solutions provider.

In Q4 2013 we announced plans for a new divisional structure designed to maximize operating efficiencies, leverage future growth opportunities, and optimize sales and business development activities to align with our customers. We expect to complete the initiative during 2014.

Summary

2013 was a year of great progress as we took significant steps in our strategic transformation. Accomplishments with regard to leadership attraction and compensation design in support of the Company’s strategy included the following:

•

We have been actively building the Company’s executive team beyond our named executive officers. In corporate leadership, we hired three highly experienced executives to lead our information technology, human resources and investor relations and communication functions. We announced plans for a new divisional structure and started recruiting for Division Presidents, and recently hired a Division President for our Rocky Mountain Division.

•

We have historically granted long-term incentive awards to our named executive officers in the form of stock options, based on the belief that stock options were the most appropriate form of long-term incentive, and we have continued this practice as new executives are hired into the organization. As we embark on a new phase of our transformation and as we continue to monitor equity granting trends and practices, we have begun to use other equity instruments such as restricted stock units as part of our pay mix. We have included these full value awards in the pay mix to ensure we stay competitive in the market place in recruiting and retaining executive talent.

•

We finalized a cash bonus plan for senior executives. For 2014, the Senior Executive Incentive Plan (SEIP) will provide for cash annual incentive award opportunities tied heavily to achievement of specific, pre-determined financial performance goals based on earnings before interest, taxes, depreciation and amortization (EBITDA) and management objectives.

•

During 2013 we made discretionary bonus awards. Such awards were not tied to specific, pre-defined financial and/or non-financial performance goals because any such goals set in early 2013 would have become irrelevant given the Company’s transformation efforts in 2013.

•

In making discretionary bonus awards to our named executive officers, the Compensation Committee considered the executives’ contributions to the organization during the rebranding and transformation process.

•	Both Messrs. Heckmann and Johnsrud elected not to receive any bonus payment for 2013 performance.

To stay ahead of a changing and competitive landscape, we continued to invest in our people, products, technology and new opportunities. Looking ahead, we have brought together a senior management team with extensive combined experience, with an emphasis on acquiring and building sustainable businesses based on operational excellence, health and safety, technological development and financial discipline.

Stockholder Advisory Vote on Executive Compensation

At our 2013 Annual Meeting of Stockholders, approximately 98.4% of the Company’s shareholders present or represented and voting on the matter approved and supported our executive compensation practices in the advisory “say on pay” vote. As such, and in light of the transformation of the organization during 2013, the Compensation Committee determined to continue its general philosophy and decision-making process related to executive compensation matters in a manner consistent with its prior practices. As the need exists to further refine our executive compensation policies and practices to keep abreast of marketplace trends and to attract and retain top talent, the Compensation Committee approved a revised compensation philosophy for use in 2014.

Governance Policies and Actions

We endeavor to maintain good corporate governance standards in our executive compensation policies and practices. As a result, the following provides policies and practices that were in effect or modified in 2013:

•	All members of the Compensation Committee meet the new independence requirements of the NYSE.

•	An independent compensation consultant is retained directly by the Compensation Committee.

•	The Compensation Committee conducts an annual review of our compensation strategy.

•	The Company provides its shareholders with an annual advisory vote to approve the compensation of the Company’s named executive officers.

Compensation Philosophy and Objectives

Our compensation philosophy provides a foundation for design, comparison and management of the Company’s executive compensation programs. The overarching objective of our executive compensation program is to attract, motivate and retain executives who will deliver long-term shareholder value. Our success is driven through the use of competitive compensation programs with strong links to Company and individual performance.

Nuverra achieves this objective by providing a market-competitive compensation program that consists of base salary, annual incentives and long-term incentives. Nuverra’s Compensation Committee compares compensation to market practices of a select group of other publicly traded companies and published executive pay survey sources that are representative of peer group and general industry companies with which our Company competes for executive talent.

Nuverra emphasizes pay-for-performance alignment by basing a significant portion of target total direct compensation on short-term and long-term incentive pay. Short-term and long-term incentives align executives with shareholder interests via annual business objectives and multi-year performance results, which together drive shareholder value. Short-term incentive goals arise from Nuverra’s Board-approved annual operating plan, while long-term incentives are tied to Nuverra’s stock price movements and shareholder returns, and they can also be tied to Board-approved long-term strategic goals.

Incentive-pay structure provides for maximum payouts in instances when Company performance both exceeds internal expectations and results in strong returns for shareholders. Furthermore, we align financial interests of our executives with those of our shareholders – through emphasis on long-term incentives and encouragement of equity ownership.

Our executive compensation philosophy comprises principles that we will seek to follow, and to which the Compensation Committee will refer when making pay-related decisions in 2014 and beyond.

Role of the Compensation Committee

The Compensation Committee of the Board oversees the design and administration of our executive compensation programs, with the objectives of providing compensation packages that are competitive within our industry and maintaining a balanced focus on both short and long-term performance goals. The compensation packages of our named executive officers consist of base salary, annual cash incentive bonus and intermediate-term restricted stock awards and long-term incentives in the form of stock option awards.

Role of Management

Mr. Johnsrud, our Chief Executive Officer and Vice Chairman, reviews the performance of each of the executive officers (other than himself, whose performance is reviewed by the Compensation Committee with input from the full Board of Directors), and makes compensation recommendations to the Compensation Committee for consideration. Mr. Johnsrud consults with Mr. Heckmann, our Executive Chairman, regarding executive compensation matters to the extent that he believes necessary or useful. The Compensation Committee has the discretion to approve, modify or reject any recommended compensation adjustments or awards.

Role of the Compensation Consultant

The Company’s compensation philosophy is based on the desire for executive remuneration to align with the interests of shareholders. To do this, the Compensation Committee worked to ensure that senior executive incentives are heavily weighted toward Company performance while being generally consistent with market norms.

We seek to deliver pay-for-performance while meeting the following objectives:

•	Attract, motivate and retain highly qualified executives;

•	Establish challenging, but realistic objectives, balanced between short-term and long-term objectives;

•	Provide a meaningful portion of compensation in variable (versus fixed) pay, with a significant portion of variable compensation in the form of long-term equity awards; and

•	Ensure internal alignment of executive activities and actions with Company financial and operating objectives, without undue risk.

In order to ensure that our executive compensation programs support and contribute to creating the achievement of Company objectives, the Compensation Committee receives regular updates on our business results from management and reviews our quarterly financial statements and management projections.

The Compensation Committee is comprised solely of independent directors. In addition, the Compensation Committee has the sole authority to retain and if necessary, terminate a consulting firm to assist in the evaluation of Chief Executive Officer and other senior executive officer compensation plans. In 2013, the Compensation Committee retained Leadership Strategies LLC (“LSLLC”), as an independent compensation consultant, to assist with our review of the compensation packages provided to our senior executives as well as to design a metric and performance based incentive plan for senior executive positions.

As part of the process of selecting LSLLC as a compensation consultant, the Committee gave consideration to factors identified by the SEC as possibly contributing to conflicts, including the scope of the work performed for the Compensation Committee, the fees paid for such services, and any personal or business relationships between our executives or the Compensation Committee members and LSLLC. The Compensation Committee determined that there are no conflicts of interest or potential conflicts of interest in the engagement of LSLLC as an independent advisor. The Committee has also considered the six factors for determining independence identified by new NYSE rules (effective July 11, 2013) and set forth in the Compensation Committee’s Charter in making its determination that LSLLC is independent.

In April 2013, the Compensation Committee, with the assistance of LSLLC, selected a comparative industrial peer group for compensation comparison purposes based on industry, revenue and/or market capitalization similarity to the Company comprised of: Basic Energy Services, Inc.; C&J Energy Services, Inc.; Energy Solutions, Inc.; Forbes Energy Services, LLC.; Key Energy Services, Inc.; National Oilwell Varco, Inc.; Newpark Resources, Inc.; US Ecology, Inc. and Waste Connections, Inc. in order to ensure that the Company was within a competitive range with regard to common base compensation and total compensation practices. The Compensation Committee expects to evaluate the peer group annually on a going-forward basis.

In May 2013, all elements of total direct compensation were analyzed with regard to the named executive officers and found to be in a competitive range. Compensation decisions were guided, in part, by review of the peer group data from LSLLC and in part by reference to industry survey data provided for the Upstream Oil and Natural Gas Support Activities industry, on a nationwide basis by the Economic Research Institute (ERI) as well as additional published data for validation purposes (the peer group and industry survey data collectively referred to herein as the “market data”). In addition, the members of the Compensation Committee are familiar with competitive compensation programs based on their experiences owning and/or managing other companies and sitting on other private and public companies’ boards of directors. The Compensation Committee does not target executive compensation at any particular percentage-of-market level in comparison with other companies, but instead uses the market data and familiarity with contemporary current executive compensation programs to conduct an overall assessment of senior executive compensation competitiveness as well as plan design.

Beginning in June 2013, LSLLC assisted the Compensation Committee with the design of a significantly updated senior executive incentive plan intended to motivate and reward senior executive contributions to Company financial, brand and competitive objectives with a significant emphasis on EBITDA. That plan was implemented on January 1, 2014 and is intended to be “self-funded” meaning that a large majority of potential payouts are contingent upon the Company meeting or exceeding its EBITDA objective. Additionally, this plan includes a methodology for setting and evaluating performance against individualized objectives for evaluating officer performance and outcome contribution, for the purpose of motivating exceptional performance in pursuit of Company financial, brand and competitive objectives.

Significant purposes of this 2014 plan are to:

•

Tie pay directly to performance and outcomes. A significant portion of senior executive total target compensation is not guaranteed and is tied to performance metrics designed to drive shareholder value. If goals are not fully attained, little or no incentive compensation will be paid. Payouts under the plan range from 0% to 100% of base salary.

•

Mitigate undue risk. We mitigate undue risk, including utilizing caps on incentive award payments and vesting periods on potential equity payments, restrictive covenants, and multiple performance metrics. The Compensation Committee annually reviews our compensation risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

LSLLC reported directly to the Compensation Committee during its engagement in 2013, and did not at any time during 2013 or prior to 2013 provide any other services to the Company. Additionally, the Compensation Committee has determined the terms of LSLLC’s retention and services in its sole discretion without involvement by any Company executives or employees, and LSLLC’s interactions with Company executives during 2013 were generally limited to providing information to certain executives for the sole purpose of implementing Compensation Committee decisions.

Competitive Positioning

As noted in Role of Compensation Consultant section above, the Compensation Committee retained LSLLC of Scottsdale, Arizona as its executive compensation consultant. Leadership Strategies assisted in conducting a competitive assessment of market compensation practices, comparing compensation levels of the Company’s executive officers to the competitive marketplace, and assisting in the development of the SEIP.

Each year, the Compensation Committee reviews the appropriateness of our compensation peer group. In early 2014, the Compensation Committee re-assessed the peer group and made changes to better reflect and align with our revised compensation philosophy. The organizations in our peer group are intended to represent industry-specific companies with which our Company might compete for executive talent. For 2014, the Compensation Committee approved a compensation peer group comprised of companies:

•	With which the Company could compete for executive talent;

•	From the Environmental Services Industry and Oil and Gas Equipment Services Industry (appropriate GICS code classifications);

•	That falls within relevant Company-size parameters.

The Company competes in a very specialized, niche industry with limited comparable organizations (including in terms of annual revenue size). Because senior executive pay levels tend to be correlated to Company revenue, the Compensation Committee considers compensation peer group executive pay levels (market pay levels) both generally and also with regard to our Company’s size in relation to that of peer companies.

As a result of such criteria and considerations, the following 12 companies comprise our compensation peer group for 2014:

Basic Energy Services, Inc.	Heritage-Crystal Clean, Inc.
C&J Energy Services, Inc.	Key Energy Services, Inc.
CARBO Ceramics Inc.	Newpark Resources, Inc.
Casella Waste Systems, Inc.	RPC, Inc.
Clean Harbors, Inc.	TETRA Technologies, Inc.
Forbes Energy Services Ltd.	Waste Connections, Inc.

In addition to publicly disclosed compensation information of these peer companies, the Compensation Committee will consider other sources of internal and external data in making individual and overall compensation decisions. For example, external data from published executive compensation surveys will be considered. Moreover, from an internal perspective, we will also give consideration to an individual’s contributions to the organization, leadership qualities, skills, experience and contributions to the overall performance of the Company.

Components of Named Executive Officer Compensation

The Compensation Committee is committed to a strong, positive link between our short-term and long-term objectives and our compensation practices. The executive compensation program for our named executive officers is comprised of four basic components: base salary; annual fixed cash incentives and an additional discretionary incentive opportunity; periodic intermediate-term incentive awards in the form of restricted stock; and long-term incentive awards in the form of stock options. The Committee believes that this combination of fixed and variable components plus annual, intermediate and long-term components, is an appropriate structure in order for us to achieve our compensation objectives described above.

Base Salary. Base salaries provide a fixed component and minimum level of compensation for our executives, taking into account their respective responsibilities, level of experience and individual performance as well as internal pay equity considerations. The Company has recognized that to attract talented employees from key positions at other companies with which we compete for executive talent, and to retain those employees, we must be able to pay competitive base salaries (supplemented by cash and equity incentive compensation). In addition, the Compensation Committee takes into account Company performance, executive responsibility, individual execution of duties and internal pay alignment in reviewing compensation.

During 2013, Mr. Johnsrud reviewed the performance of Messrs. Parkinson and Chisholm and recommended, and the Compensation Committee approved, base salary increases to $450,000 and $300,000 respectively which became effective on December 23, 2013. Messrs. Heckmann, Johnsrud and Kevane did not receive salary increases in 2013.

Annual Cash Incentive Opportunity. Pursuant to his employment agreement, Mr. Chisholm is eligible to receive a guaranteed bonus equal to 10% of his base salary, provided that he remains employed by the Company on the date of payment. (See “Executive Employment Agreements and Potential Payments upon Termination or Change-in-Control” below for more information about potential severance benefits for our named executive officers). In addition, pursuant to their employment agreements, Messrs. Heckmann, Johnsrud, and Chisholm are each eligible to earn a variable discretionary bonus each year, depending on the subjective review of their individual contributions and overall Company performance, as recommended by our Chief Executive Officer for named executive officers other than himself, and reviewed and determined by the Compensation Committee. The discretionary bonus opportunity for Mr. Chisholm is up to 50% of his respective base salary. Messrs. Heckmann and Johnsrud do not have a specific target or maximum percentage set forth in their employment agreements, and Mr. Parkinson does not have an employment agreement. Compensation philosophy going forward will examine the use of guaranteed bonus as it does not align with revised philosophy.

Under the terms of his employment agreement, Mr. Chisholm is entitled to a $25,000 guaranteed bonus, which the Company paid in March 2014. Messrs. Heckmann and Johnsrud elected not to receive any type of incentive bonus payout in 2013.

Equity Incentive Awards. In 2009, we adopted and the Company’s shareholders approved the Heckmann Corporation 2009 Equity Incentive Plan (the “Equity Incentive Plan”), which provides for various forms of equity incentive awards, including restricted stock or stock options, to be made at the discretion of the Compensation Committee.

•

Intermediate-Term Incentive Awards. We believe that the periodic use of intermediate-term incentive awards in the form of restricted stock, granted under our Equity Incentive Plan, is an important component of our executive compensation program. We believe that in general, for each of our executives, such grants of restricted stock will provide an incentive to remain in our employ without the need for a short-term significant increase in our stock price, due to the inherent value of the stock underlying the awards (as opposed to stock option awards, which lose incentive and retention value if our stock price falls below the exercise price). During 2013, we granted 2,500 shares of restricted stock to Mr. Kevane in connection with his commencement of employment which, had he remained employed, would have vested one-third a year on the anniversary of the grant date (see the “Grants of Plan-Based Awards” table below for more information). In March 2014, we granted shares of restricted stock to Messrs. Parkinson and Chisholm for 2013 performance.

•

Long-Term Incentive Awards. We currently utilize stock options, granted under our Equity Incentive Plan, as the primary vehicle for providing long-term compensation incentives to our named executive officers and other management employees. The Compensation Committee believes that stock options are an important part of compensation packages granted to these employees because they help attract and retain talented employees; the value received by the recipient of a stock option is based on the growth of our stock price, thereby creating and enhancing incentives to increase our stock price and maximize shareholder value; and they create a balance with shorter-term incentives such as base salary and bonuses and intermediate-term incentives such as restricted stock. The Compensation Committee determines the terms of and the number of shares underlying stock option awards to the named executive officers, and has taken into account the recommendations of our Chairman and Chief Executive Officer in making decisions with regard to the other named executive officers. During 2013, we granted 5,000 stock options to Mr. Kevane in connection with his commencement of employment, which had he remained employed, would have vested one-third a year on the anniversary of the grant date (see the “Grants of Plan-Based Awards” table below for more information).

In determining the number of applicable shares and the vesting schedule of restricted stock and stock options granted to named executive officers and other employees, the Compensation Committee generally takes into account the individual’s position, tenure with the Company, scope of responsibility, value of stock options in relation to the other elements of the individual’s total compensation and, where applicable, the need to attract and retain the individual for his or her current position. All stock option grants have an exercise price of at least fair market value on the date of grant. All equity awards to named executive officers are required to be approved by the Compensation Committee.

Severance Arrangements and Change-in-Control Payments

With the exception of Messrs. Parkinson and Kevane, we have entered into employment agreements with each of our current named executive officers that contain provisions that provide certain severance and change-in-control benefits, which are fully discussed in the “Executive Employment Agreements” and “Potential Payments upon Termination or Change-in-Control” sections below. We believe these employment agreements provide severance and change-in-control protection in a manner similar to common practice in the marketplace.

Our outlook with respect to these change-in-control provisions is that they are appropriate because they make it easier for the executives to focus on the best interests of our Company and shareholders rather than the implications for them personally in the event our Company faces the possibility of a change-in-control. These provisions were designed to:

•	be consistent with current market practices;

•	afford reasonable protection without creating any undue windfall;

•	enhance the Company’s ability to retain key employees during critical but uncertain times; and

•	enhance an acquirer’s potential interest in retaining key executives.

Severance payments are only made under the employment agreements if the named executive officer executes a full general release of claims in favor of the Company. We believe that these severance and change-in-control payment provisions in our executive employment agreements are necessary in order for us to provide competitive compensation within our industry and to encourage our named executive officers to remain in our employ, while also protecting the interests of the Company and its shareholders in certain circumstances of a key executive’s separation from employment.

Assessment of Risk

The Compensation Committee takes risk into consideration when reviewing and approving executive compensation, including when it approved our executive compensation program and as reflected in our 2013 compensation actions. After assessing the possible risks, the Compensation Committee has concluded that the current executive compensation programs, reflected in our 2013 compensation actions, do not encourage inappropriate or excessive risk-taking and do not create the likelihood of a material adverse impact on the Company. In making its determination, the Compensation Committee considered the structure of our compensation plans, including the use of base salaries, short-term incentives and equity-based intermediate and long-term incentive awards, as well as capped, discretionary bonus opportunities under our short-term incentive plans.

Tax and Accounting Information

Section 162(m) of the Code and regulations adopted thereunder place limits on deductibility of compensation in excess of $1.0 million paid in any one year to certain of our named executive officers, unless this compensation qualifies as “performance based” as determined under regulations of the U.S. Treasury Department. The non-performance based compensation paid in cash to each of our named executive officers did not exceed the $1.0 million limit per officer in 2013.

Our equity compensation plan is designed so that full value awards which vest solely based on performance may be performance-based compensation and deductible under Section 162(m). Stock options granted at or above market value will also be performance-based compensation and deductible under Section 162(m). However, full value awards which vest based on time will not be qualified as performance-based and may not be deductible.

Although it considers the tax implications of its compensation decisions, the Compensation Committee believes its primary focus should be to attract, retain, and motivate high-caliber executives and to align the executives’ interests with those of our shareholders. Thus, while in the course of structuring our compensation policies the Compensation Committee considers ways to maintain the tax deductibility of the compensation for named executive officers. The Compensation Committee intends to retain the necessary discretion to compensate executives in a manner in keeping with overall compensation goals and strategies, and may choose to provide compensation which may not be deductible by reason of Section 162(m).

In addition, the Compensation Committee has considered and will continue to consider the impact of the requirement under FASB ASC Topic 718 that we record in our financial statements the expense incurred when stock options are granted to employees. In addition, the Compensation Committee will examine the tax impact on employees and the potential tax deductions to the Company with respect to the exercise of stock option grants. We do not pay or reimburse any named executive officers for any taxes due upon exercise of a stock option or upon the vesting of a restricted stock award.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis (“CD&A”) set forth above. Based on such review and discussion, the Compensation Committee has recommended to the Board of the Company that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and this Proxy Statement.

J. Danforth Quayle (Chair)

Lou Holtz

Robert B. Simonds, Jr.

2013 Summary Compensation Table

The following table summarizes the compensation during the last three fiscal years (as applicable) to the Company’s named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Richard J. Heckmann	2013	702,692	—		—	—	12,435	(3)	715,127
Executive Chairman	2012	511,538	—		—	—	—		511,538
	2011	500,000	—		—	—	—		500,000

Mark D. Johnsrud	2013	702,692	—		—	—	23,399	(4)	726,091
Chief Executive Officer and Vice Chairman	2012	58,333	—		—	—	—		58,333

Jay C. Parkinson	2013	402,885	75,000	(5)	—	—	18,377	(6)	496,262
Executive Vice President and Chief Financial Officer	2012	120,000	300,000		798,000	648,000	—		1,866,000

W. Christopher Chisholm	2013	252,308	100,000	(7)	—	—	16,822	(8)	369,130
Executive Vice President	2012	250,000	62,500	(9)	—	—	—		312,500
and Chief Accounting Officer	2011	27,885	3,219		964,500	459,000	—		1,454,604

Christopher E. Kevane	2013	142,692	105,000	(10)	72,750	74,980	5,286	(11)	400,708
Former Executive Vice President, Chief Legal Officer and Secretary

(1)	The amounts reported in this column represent the aggregate grant date fair value of awards of the restricted stock awards or units granted to the NEOs in each covered fiscal year and do not reflect whether the recipient has actually realized a financial benefit from the award. The assumptions used in the calculations of these amounts are included in Note 13 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for Fiscal 2013.

(2)	The amount reported in this column reflects the aggregate grant date fair value of stock options, in accordance with Topic 718, and do not reflect compensation actually realized by our named executive officers. These stock options vest ratably on an annual basis over three years provided that the option recipient continues to be employed by us on such dates. Additional information regarding the assumptions used to estimate the fair value of the stock option awards is included in Note 13 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for Fiscal 2013.

(3)	The amount reported in this column for Fiscal 2013 represents $10,418 in medical premiums, $267 in dental premiums, $20 in vision premiums, $1,611 in disability premiums and $119 in life insurance premiums.

(4)	The amount reported in this column for Fiscal 2013 represents $14,927 in medical premiums, $1,230 in dental premiums, $322 in vision premiums, $376 in disability premiums and $82 in life insurance premiums. This amount also includes $6,462 contributed on a matching basis pursuant to the terms of the Section 401(k) plan.

(5)	The amount reported in this column for Fiscal 2013 represents a discretionary cash award paid to Mr. Parkinson.

(6)	The amount reported in this column for Fiscal 2013 represents $10,418 in medical premiums, $267 in dental premiums, $20 in vision premiums, $1,611 in disability premiums and $119 in life insurance premiums. This amount also includes $5,942 contributed on a matching basis pursuant to the terms of the Section 401(k) plan.

(7)	The amount reported in this column for Fiscal 2013 represents a $25,000 guaranteed bonus per Mr. Chisholm’s Employment Agreement, and a discretionary cash award of $75,000.

(8)	The amount reported in this column for Fiscal 2013 represents $8,844 in medical premiums, $267 in dental premiums, and $1,611 in disability premiums and $119 in life insurance premiums. This amount also includes $5,981 contributed on a matching basis pursuant to the terms of the Section 401(k) plan.

(9)	The amount reported in this column for Fiscal 2012 represents a $25,000 guaranteed bonus per Mr. Chisholm’s Employment Agreement, and a discretionary cash award of $37,500, which was not previously reported due to when it was calculated and paid.

(10)	The amount reported in this column for Fiscal 2013 represents a $30,000 sign-on bonus per Mr. Kevane’s offer letter, and a discretionary cash award of $75,000.

(11)	The amount reported in this column for Fiscal 2013 represents $1,060 in medical premiums, $341 in disability premiums and $20 in life insurance premiums. This amount also includes $3,865 contributed on a matching basis pursuant to the terms of the Section 401(k) plan.

Grants of Plan-Based Awards in 2013

The following table sets forth certain information regarding grants of plan-based awards during 2013 to our named executive officers.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Richard J. Heckmann	—	—	—	—	—
Mark D. Johnsrud	—	—	—	—	—
Jay C. Parkinson	—	—	—	—	—
W. Christopher Chisholm	—	—	—	—	—
Christopher E. Kevane	Aug 5, 2013	2,500	5,000	$29.10	$147,730

(1)	Mr. Kevane received an award of restricted stock in 2013 awarded under the Company’s 2009 Equity Incentive Plan, which vests 1/3 on each anniversary date of the grant, with full vesting upon the third anniversary of the grant date, subject to continued employment on such vesting date.

(2)	Mr. Kevane received a stock option awards in 2013 in connection with his commencement of employment with the Company. His option grant was awarded under the Company’s 2009 Equity Incentive Plan, and was granted with an exercise price at fair market value on the date of grant. The stock option grant becomes one-third vested on each anniversary of the grant date, with full vesting upon the third anniversary, subject to his continued employment on each vesting date.

(3)	The dollar amount reflected in this column for the restricted stock and option awards is equal to the aggregate grant date fair value of such award computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the grant date fair value of these awards, please see the discussion of equity awards contained in Note 11 to the Company’s Consolidated Financial Statements included as part of the Company’s Annual Report filed with the SEC on Form 10-K for the fiscal year ending December 31, 2013.

Outstanding Equity Awards at 2013 Fiscal Year End

The following table discloses certain information regarding all outstanding equity awards held by each of our named executive officers as of December 31, 2013. All of these awards were granted under our 2009 Equity Incentive Plan. Some values contained in the table below have not been, and may never be, realized. The options might never be exercised and the value, if any, will depend on the share price on the exercise date.

	Option Awards						Stock Awards
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) UnExercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Richard J. Heckmann	—	—	—		—	—	—		—
Mark D. Johnsrud	—	—	—		—	—	—		—
Jay C. Parkinson	Sep 10, 2012	12,500	17,500	(1)	$39.90	Sep 10, 2022	20,000	(2)	$335,800
W. Christopher Chisholm	Nov 11, 2011	10,417	4,583	(1)	$64.30	Nov 15, 2021	15,000	(2)	$251,850
Christopher E. Kevane	Aug 5, 2013	—	5,000	(3)	$29.10	Aug 5, 2023	2,500	(3)	$41,975

(1)	Assuming continued employment with the Company, one-third of options vest on the one-year anniversary, then one-thirty-sixth for the following twenty-four months.

(2)	Assuming continued employment with the Company, all granted units will vest on the third anniversary date of the grant.

(3)	Assuming continued employment with the Company, one-third of the granted options or units will vest on the anniversary date of the grant for each of the succeeding three years.

Executive Employment Agreements

On November 30, 2012, we entered into employment agreements with Messrs. Heckmann and Johnsrud that provide the terms and conditions of their employment including certain compensation and benefits arrangements, and each with certain payments and benefits in the event the executives’ employment is terminated by us other than for cause or if the executive resigns with good reason.

On November 9, 2011, we entered into an employment agreement with Mr. Chisholm that provide the terms and conditions of his employment, including certain compensation and benefits arrangements, and with certain payments and benefits in the event his employment is terminated by us other than for cause or if the executive resigns with good reason.

We do not have an employment agreement with Messrs. Parkinson and Kevane, and the executives are not entitled to any severance or other payments in connection with the executive’s termination of employment. Mr. Kevane was not entitled to and did not receive severance payments in connection with his resignation.

The employment agreements with Messrs. Heckmann, Johnsrud, and Chisholm have three-year terms. After the initial three-year term and each anniversary thereafter, the employment agreements with Messrs. Heckmann and Johnsrud will extend for an additional year unless the executive or the Company gives notice at least 30 days prior to the end of the term that he or it does not wish to extend the term. The employment agreements with Mr. Chisholm will terminate at the end of the three-year term unless extended by mutual agreement between the executive and the Company.

Pursuant to their respective employment agreements, Messrs. Heckmann, Johnsrud, and Chisholm had annual salaries of $700,000, $700,000 and $250,000 respectively, subject to annual review by the Compensation Committee. The employment agreements for Messrs. Heckmann and Johnsrud provide each executive an opportunity to receive an annual incentive bonus, in accordance with the achievement of performance objectives determined each year by the Compensation Committee, in a discretionary amount to be determined by the Compensation Committee and not tied to a specific percentage of annual salary in the employment agreements. Mr. Chisholm’s agreement entitles him to receive a guaranteed bonus of 10% of his annual salary each year, and provides him with the opportunity to earn an additional performance-based bonus of up to 50% of his annual salary. Each executive’s agreement also provides for health and vacation benefits, and contemplates that the executive will be eligible for future equity or other incentive awards.

As we renew existing agreements, we will evaluate, and possibly discontinue, the guaranteed bonus element to ensure the agreement(s) align with our revised compensation philosophy.

Potential Payments upon Termination or Change-in-Control

The employment agreements for Messrs. Heckmann, Johnsrud and Chisholm provide for the following payments and benefits if the executive is terminated by us without cause or resigns for good reason:

•

For Mr. Heckmann, (i) payment of an amount equal to his highest annual rate of base salary over the most recent twelve months in installments over a period of 12 months, (ii) payment of a pro-rata portion of the annual bonus he would have otherwise earned at the same time as bonuses are paid to continuing employees, (iii) reimbursement for health premiums payable for COBRA continuation coverage for a period of up to 12 months, and (iv) full vesting of all outstanding equity awards, other than those awards intended to constitute “qualified performance-based compensation”.

•

For Mr. Johnsrud, (i) payment of an amount equal to his highest annual rate of base salary over the most recent twelve months in installments over a period of 12 months, (ii) payment of a pro-rata portion of the annual bonus he would have otherwise earned at the same time as bonuses are paid to continuing employees, (iii) reimbursement for health premiums payable for COBRA continuation coverage for a period of up to 12 months, and (iv) full vesting of all outstanding equity awards, other than those awards intended to constitute “qualified performance-based compensation”.

•

For Mr. Chisholm, (i) a lump-sum payment of an amount equal to his most recent twelve months’ base salary (and if the termination is without cause, twelve months of his guaranteed bonus), (ii) reimbursement for health premiums payable for COBRA continuation coverage for a period of up to 12 months, and (iii) full vesting of all outstanding equity awards

In the event of a termination by us without cause or resignation for good reason, in either case, in connection with a change-in-control of the Company (which generally means a termination within one year after a change-in-control), Messrs. Heckmann, Johnsrud, and Chisholm will be entitled to receive the following enhanced payments and benefits in lieu of those described above:

•

For Mr. Heckmann, (i) a lump-sum payment of an amount equal to 2.9 times the sum of his annual base salary in effect on the termination date (or in effect immediately prior to the change-in-control, if higher) and his annual bonus for the year immediately prior to the year in which the change-in-control occurs, (ii) reimbursement for health premiums for COBRA continuation coverage or an individual health care plan for a period of up to 24 months, and (iii) full vesting of all outstanding equity awards.

•

For Mr. Johnsrud, (i) a lump-sum payment of an amount equal to 2.9 times the sum of his annual base salary in effect on the termination date (or in effect immediately prior to the change-in-control, if higher) and his annual bonus for the year immediately prior to the year in which the change-in-control occurs, (ii) reimbursement for health premiums for COBRA continuation coverage or an individual health care plan for a period of up to 24 months, and (iii) full vesting of all outstanding equity awards.

•

For Mr. Chisholm, (i) a lump-sum payment of an amount equal to two times the sum of his annual base salary and guaranteed bonus, in each case as in effect on the termination date or immediately prior to the change-in-control, whichever is higher, (ii) reimbursement for health premiums for COBRA continuation coverage or an individual health care plan for a period of up to 24 months, and (iii) full vesting of all outstanding equity awards.

Under the employment agreements for Messrs. Heckmann, Johnsrud and Chisholm, in the event the executive’s employment terminates due to death or disability, each executive’s agreement entitles him to receive the same severance payments described above for a non-change-in-control related termination by us without cause. In order to receive the severance payments and benefits described above, each executive is required to execute a full general release of claims in favor of the Company.

For purposes of the employment agreements for Messrs. Heckmann, Johnsrud and Chisholm, “cause” is generally deemed to exist if the executive, at any time: commits a material breach of his employment agreement, is guilty of gross negligence, recklessness (other than for Mr. Chisholm) or willful misconduct in connection with or affecting the business or affairs of the Company, engages in material and intentional unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company, or is convicted of, or pleads no contest to, a felony criminal offense. For purposes of the employment agreements for Mr. Chisholm, “cause” is also generally deemed to exist if the executive, at any time is guilty of insubordination.

For purposes of the employment agreements for Messrs. Heckmann, Johnsrud and Chisholm, “good reason” generally means a material reduction in base salary, a material reduction in an executive’s authority, duties, and executive responsibilities (for Mr. Chisholm, his respective duties, positions and responsibilities) with the Company, a material change in his employment, or a material breach of his employment agreement by the Company. For purposes of the employment agreements for Messrs. Heckmann and Johnsrud, “good reason” also means a change in direct reporting to anyone other than the Board of Directors of the Company.

The tables below show the estimated payments and benefits that will be made to Messrs. Heckmann, Johnsrud and Chisholm under various scenarios related to a termination of employment, including in connection with a change in control of the Company. The tables below assume that such termination occurred on December 31, 2013. The actual amounts that would be paid to any executive can only be determined at the time of an actual termination of employment and may vary from those set forth below. The major assumptions that we used in creating the tables are set forth directly below.

	Termination without Cause or for Good Reason	Termination Following Change in Control	Disability	Death
Richard J. Heckmann
Severance Payments(1)	$700,000	$2,030,000	$700,000	$700,000
Bonus(2)	—	—	—	—
Benefits(4)	19,222	41,444	19,222	13,310
Stock Awards(5)	—	—	—	—

Total	$719,222	$2,071,444	$719,222	$713,310

	Termination without Cause or for Good Reason	Termination Following Change in Control	Disability	Death
Mark D. Johnsrud
Severance Payments(1)	$700,000	$2,030,000	$700,000	$700,000
Bonus(2)	—	—	—	—
Benefits(4)	19,222	37,264	19,222	7,968
Stock Awards(5)	—	—	—	—

Total	$719,222	$2,067,264	$719,222	$707,968

	Termination without Cause	Termination for Good Reason	Termination Following Change in Control	Disability	Death
W. Christopher Chisholm
Severance Payments(1)	$300,000	$300,000	$600,000	$300,000	$300,000
Bonus(3)	30,000	—	60,000	30,000	30,000
Benefits(4)	18,932	18,932	36,829	18,932	7,829
Stock Awards(5)	251,850	251,850	251,850	251,850	251,850

Total	$600,782	$570,782	$948,679	$600,782	$589,679

(1)	Represents 12 months of base pay if terminated without a Change-in-Control, and 24 months for Mr. Chisholm with a Change-in-Control, and 2.9 times the annual salary for Messrs. Johnsrud and Heckmann with a Change-in-Control.

(2)	Represents discretionary bonus earned through termination date. For Change-in-Control, represents 2.9 times the discretionary bonus earned through termination date.

(3)	Represents 12 months of guaranteed bonus if terminated without a Change-in-Control, and two times the 12 month guaranteed bonus amount with a Change-in-Control.

(4)	Represents 12 months medical, dental and vision insurance premiums. For a Change-in-Control, represents 24 months of coverage. If separation is the result of death, medical, dental and vision will be paid for the Executives’ spouse and/or children.

(5)	Represents all outstanding stock options and unvested restricted stock, which become fully vested and exercisable upon a Change-in-Control or the executive’s death or disability.

Total amounts payable upon a change-in-control for all executives may be reduced to the extent necessary so that the amount payable is not subject to excise tax under Section  4999 of the Internal Revenue Code.

2013 DIRECTOR COMPENSATION

Directors of publicly traded companies have substantial responsibilities and time commitments, and there is a competitive market for highly qualified and experienced directors. As such, the Compensation Committee seeks to provide appropriate compensation to directors taking into account these factors.

Based on a review of our historical practices and a general review of market-competitive practices, our Compensation Committee determined in 2012 (and continued the practice into 2013) that the annual retainer for all non-executive members of the Board will be $75,000 per annum, paid in the form of restricted stock under our 2009 Equity Incentive Plan. These restricted stock awards vest 1/2 on each of the two anniversaries following the grant date.

In addition, members of the Board services on the Audit Committee receive a cash amount of $1,000 per Audit Committee session attended, with the chairperson receiving an additional $1,000 per session. Directors are also reimbursed for their out-of-pocket expenses incurred in traveling to a Board meeting.

The following table provides information on the compensation of the members of our Board (who are not also our employees) during 2013. The compensation paid to Mr. Heckmann and Mr. Johnsrud, who are both employees, is presented above in the Summary Compensation Table and the related tables. Neither Mr. Heckmann nor Mr. Johnsrud received any additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Edward A. Barkett	$5,000	$75,000	$80,000
Lou Holtz	—	$75,000	$75,000
Alfred E. Osborne, Jr.	$10,000	$75,000	$85,000
J. Danforth Quayle	—	$75,000	$75,000
Andrew D. Seidel	—	$75,000	$75,000
Robert B. Simonds, Jr.	—	$75,000	$75,000
Kevin L. Spence	$5,000	$75,000	$80,000
R. Dan Nelson	—	$75,000	$75,000

(1)	Directors who are members of our Audit Committee receive $1,000 in fees per meeting attended, and our Chairperson of the Audit Committee (Dr. Osborne) receives an additional $1,000 in fees per meeting attended.

(2)	Each of our non-employee directors received an award of 4,944 restricted shares in 2013 that vest 1/2 on each of the first two anniversaries of the grant date. The dollar amount reflected above is equal to the aggregate grant date fair value of the restricted shares ($15.17, as of December 5, 2013) computed in accordance with FASB ASC Topic 718. For a discussion of the methodologies used to calculate the grant date fair value of these awards, please see the discussion of equity awards contained in Note 11 to the Company’s Consolidated Financial Statements included as part of the Company’s Annual Report filed with the SEC on Form 10-K for the fiscal year ending December 31, 2013.

(3)	As of December 31, 2013, our non-employee directors held the following number of stock options and unvested restricted stock awards. All awards consist of restricted stock except for the 50,000 stock options granted to Mr. Simonds in 2010.

Name	Number of awards
Edward A. Barkett	5,819
Lou Holtz	5,819
Alfred E. Osborne, Jr.	5,819
J. Danforth Quayle	5,819
Andrew D. Seidel	5,819
Robert B. Simonds, Jr.	55,819
Kevin L. Spence	5,819
R. Dan Nelson	4,944

PROPOSAL 4—AMENDMENT OF THE 2009 EQUITY INCENTIVE PLAN TO

(I) INCREASE SHARES AUTHORIZED, (II) CONTINUE COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M) AND (III) MAKE OTHER ADMINISTRATIVE CHANGES

(Item 4 on Proxy Card)

Background

We are asking that stockholders vote in favor of amending the 2009 Equity Incentive Plan. The proposed amendment will increase the number of shares of Common Stock that may be issued pursuant to the 2009 Equity Incentive Plan by 2,300,000 shares, to a total of 3,300,000 shares.1 In addition, the amendment will raise the limitation on the number of shares which may be issued under the Plan in the form of full value awards by 920,000, to a total of 1,320,000 shares. The 2009 Plan, as amended by the First Amendment, currently authorizes the issuance of up to 1,000,000 shares of our Common Stock, with no more than 400,000 issuable in the form of full value awards. In determining the amount of the increases contemplated by the proposed amendment to the 2009 Equity Incentive Plan, the Compensation Committee considered a number of factors, including the following:

•	the number of shares currently available under the Plan (376,543);

•	the Company’s burn rate (the historical rate of granting equity-based incentives over the past three years as a percentage of outstanding shares) of 1.32%;

•

the Company’s overhang including the additional shares request (total amount of awards outstanding under the Company’s existing equity-based grants as a percentage of outstanding shares) of 12.23%; and

•	the Company’s desire to have sufficient capacity under the Plan to continue to grant equity-based incentives for the next two to three years.

Approval of the amendment would allow the Compensation Committee to continue to grant incentive awards and reward opportunities that are tied to performance of the Common Stock, and continue to grant full-value forms of awards where it deems such awards appropriate.

The following table shows information regarding outstanding options and full-value awards as of March 14, 2014.

Range of Exercise Prices	Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Years of Contracutal Life	Unissued Full Value Awards(1)
$16.50 - $64.50	245,667	$36.61	7.65	266,447

(1)	Includes restricted stock units and restricted stock awards. No amounts are shown for the Range of Exercise Prices as exercise price is not applicable for full value awards.

Additionally, approval of this proposal will constitute reapproval of the material terms of the performance goals and award limits for performance-based awards, so as to continue to allow the Company the opportunity to make awards under the 2009 Equity Incentive Plan that are intended to be tax deductible in compliance with the “performance-based” compensation exception to Section 162(m) of the U.S. Internal Revenue Code and permit the Company to claim an income tax deduction for the payment of such awards. The performance goals set forth in the 2009 Equity Incentive Plan were last approved by our stockholders five years ago when the 2009 Equity Incentive Plan was initially adopted and approved by stockholders, and there have been no changes to that list of potential performance goals since that time.

[1]	All share numbers reflect the Company’s December 2013 10:1 reverse stock split.

The proposed amendment will also make certain administrative changes to the 2009 Equity Incentive Plan. The proposed amendment will reflect the Company’s name change from Heckmann Corporation to Nuverra Environmental Solutions, Inc., reflect the December 2013 10:1 reverse stock split, specify the annual limit on awards of Options and/or SARs and clarify certain change in control and repricing language.

The proposed amendment to the 2009 Equity Incentive Plan is attached hereto as Appendix A, and the First Amendment of the 2009 Equity Incentive Plan and 2009 Equity Incentive Plan are attached hereto as Appendix B.

Persons eligible to participate in the 2009 Equity Incentive Plan include all Directors, Employees and Consultants. Currently all eight non-employee Directors and approximately 2,500 employees (including executive officers) and consultants are eligible to participate in the Plan. The basis of participation by any person is the grant of an award by the Compensation Committee. Awards are made to individuals who the Compensation Committee believes have the ability to contribute to the growth and profitability of the Company.

The 2009 Equity Incentive Plan provides a range of incentive tools and sufficient flexibility to permit the Board’s Compensation Committee to implement them in ways that will make the most effective use of the shares our stockholders authorize for incentive purposes. We intend to use these incentives to attract new key employees and to continue to retain existing key employees, directors and other service providers for the long-term benefit of the Company and its stockholders.

Summary of 2009 Equity Incentive Plan

The following summary provides a general description of the material features of the 2009 Equity Incentive Plan and the First Amendment of the 2009 Equity Incentive Plan, and is qualified in its entirety by reference to the full text of the plan attached as Appendix B.

General. The purpose of the Plan is to advance the interests of the Company and its stockholders by providing an incentive program that will enable the Company to attract and retain employees, consultants and directors and to provide them with an equity interest in the growth and profitability of the Company. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, other stock-based awards and cash-based awards.

Authorized Shares. A total of 1,000,000 shares of the Company’s common stock was authorized for issuance under the Plan upon the approval of the First Amendment to the 2009 Equity Incentive Plan by the stockholders in 2012. Shares issued under the Plan may consist of any combination of authorized but unissued or reacquired shares of the Company’s common stock. The proposed amendment will increase the number of shares of the Company’s common stock that may be issued under the Plan by 2,300,000 to a total of 3,300,000.

Share Counting. If any award granted under the Plan expires or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by the Company for not more than the participant’s purchase price, any such shares reacquired or subject to a terminated award will again become available for issuance under the Plan. Shares will not be treated as having been issued under the Plan and will therefore not reduce the number of shares available for issuance to the extent an award is settled in cash. Shares that are withheld or reacquired by the Company in satisfaction of a tax withholding obligation or that are tendered in payment of the exercise price of an option will not be made available for new awards under the Plan. Upon the exercise of a stock appreciation right or net-exercise of an option, the number of shares available under the Plan will be reduced by the gross number of shares for which the award is exercised.

Adjustments for Capital Structure Changes. Appropriate and proportionate adjustments will be made to the number of shares authorized under the Plan, to the numerical limits on certain types of awards described below, and to outstanding awards in the event of any change in our common stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in our capital structure, or if we make a distribution to our stockholders in a form other than common stock (excluding normal cash dividends) that has a material effect on the fair market value of our common stock. In such circumstances, the Compensation Committee also has the discretion under the Plan to adjust other terms of outstanding awards as it deems appropriate.

Full Value Award Limit. In addition to the limitation described above on the total number of shares of our common stock that will be authorized for issuance under the Plan, the plan limits the number of shares that may be issued under certain types of awards, subject to adjustment as described above under “Share Counting” and “Adjustments for Capital Structure Changes.” No more than 400,000 shares may be issued under the Plan pursuant to “full value awards,” which are defined by the Plan as awards settled in stock other than an option, stock appreciation right or restricted stock or other stock-based award for which the company will receive monetary consideration equal to the grant date fair market value of the shares subject to the award. The proposed amendment will increase the number of shares of the Company’s common stock that may be issued in the form of full value awards under the Plan by 920,000 to a total of 1,320,000.

Other Award Limits. To enable compensation provided in connection with certain types of awards to qualify as “performance-based” within the meaning of Section 162(m) of the Code, the Plan establishes a limit on the maximum aggregate number of shares or dollar value for which such awards may be granted to an employee in any fiscal year, as follows:

•	No more than 50,000 shares under stock-based awards.

•	No more than $2,500,000 for each full fiscal year contained in the performance period under cash-based awards.

The proposed amendment will increase the limit on the maximum aggregate number of shares for which such awards may be granted to an employee in any fiscal year by 290,000 to 330,000.

Administration. The Plan generally will be administered by the Compensation Committee of the Board, although the Board retains the right to appoint another of its committees to administer the Plan or to administer the Plan directly. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, administration of the Plan must be by a compensation committee comprised solely of two or more “outside directors” within the meaning of Section 162(m). (For purposes of this summary, the term “Committee” will refer to either such duly appointed committee or the Board.) Subject to the provisions of the Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of awards, and all of their terms and conditions. The Committee may, subject to certain limitations on the exercise of its discretion required by Section 162(m) or otherwise provided by the Plan, amend, cancel or renew any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the vesting of any award. The Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the Plan. All awards granted under the Plan will be evidenced by a written or digitally signed agreement between the Company and the participant specifying the terms and conditions of the award, consistent with the requirements of the Plan. The Committee will interpret the Plan and awards granted thereunder, and all determinations of the Committee generally will be final and binding on all persons having an interest in the Plan or any award.

Prohibition of Option and Stock Appreciation Right Repricing. The Plan expressly provides that, without the approval of a majority of the votes cast in person or by proxy at a meeting of our stockholders, the Committee may not provide for any of the following with respect to underwater options or stock appreciation rights: (1) either the cancellation of such outstanding options or stock appreciation rights in exchange for the grant of new options or stock appreciation rights at a lower exercise price or the amendment of outstanding options or stock appreciation rights to reduce the exercise price, (2) the issuance of new full value awards in exchange for the cancellation of such outstanding options or stock appreciation rights, or (3) the cancellation of such outstanding options or stock appreciation rights in exchange for payments in cash.

Eligibility. Awards may be granted to employees, directors and consultants of the Company or any present or future parent or subsidiary corporation or other affiliated entity of the Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company.

Stock Options. The Committee may grant nonstatutory stock options, incentive stock options within the meaning of Section 422 of the Code, or any combination of these. The exercise price of each option may not be less than the fair market value of a share of our common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a “10% Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant.

The Plan provides that the option exercise price may be paid in cash, by check, or cash equivalent; by means of a broker-assisted cashless exercise; by means of a net-exercise procedure; to the extent legally permitted, by tender to the Company of shares of common stock owned by the participant having a fair market value not less than the exercise price; by such other lawful consideration as approved by the Committee; or by any combination of these. Nevertheless, the Committee may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the participant has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted or required by the Company, through the participant’s surrender of a portion of the option shares to the Company.

Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The maximum term of any option granted under the Plan is ten years, provided that an incentive stock option granted to a 10% Stockholder must have a term not exceeding five years. Unless otherwise permitted by the Committee, an option generally will remain exercisable for three months following the participant’s termination of service, provided that if service terminates as a result of the participant’s death or disability, the option generally will remain exercisable for 12 months, but in any event the option must be exercised no later than its expiration date, and provided further that an option will terminate immediately upon a participant’s termination for cause (as defined by the Plan).

Options are nontransferable by the participant other than by will or by the laws of descent and distribution, and are exercisable during the participant’s lifetime only by the participant. However, an option may be assigned or transferred to certain family members or trusts for their benefit to the extent permitted by the Committee and, in the case of an incentive stock option, only to the extent that the transfer will not terminate its tax qualification.

Stock Appreciation Rights. The Committee may grant stock appreciation rights either in tandem with a related option (a “Tandem SAR”) or independently of any option (a “Freestanding SAR”). A Tandem SAR requires the option holder to elect between the exercise of the underlying option for shares of common stock or the surrender of the option and the exercise of the related stock appreciation right. A Tandem SAR is exercisable only at the time and only to the extent that the related stock option is exercisable, while a Freestanding SAR is exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The exercise price of each Tandem SAR must be the exercise price of the related option, and the exercise price of each Freestanding SAR may not be less than the fair market value of a share of our common stock on the date of grant.

Upon the exercise of any stock appreciation right, the participant is entitled to receive an amount equal to the excess of the fair market value of the underlying shares of common stock as to which the right is exercised over the aggregate exercise price for such shares. Payment of this amount upon the exercise of a Tandem SAR may be made only in shares of common stock whose fair market value on the exercise date equals the payment amount. At the Committee’s discretion, payment of this amount upon the exercise of a Freestanding SAR may be made in cash, shares of common stock, or any combination thereof. The maximum term of any stock appreciation right granted under the Plan is ten years.

Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant’s lifetime only by the participant. If permitted by the Committee, a Tandem SAR related to a nonstatutory stock option and a Freestanding SAR may be assigned or transferred to certain family members or trusts for their benefit to the extent permitted by the Committee. Other terms of stock appreciation rights are generally similar to the terms of comparable stock options.

Restricted Stock Awards. The Committee may grant restricted stock awards under the Plan either in the form of a restricted stock purchase right, giving a participant an immediate right to purchase common stock, or in the form of a restricted stock bonus, in which stock is issued in consideration for services to the Company rendered by the participant. The Committee determines the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of our common stock. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Committee specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Shares acquired pursuant to a restricted stock award may not be transferred by the participant until vested. Unless otherwise provided by the Committee, a participant will forfeit any shares of restricted stock as to which the vesting restrictions have not lapsed prior to the participant’s termination of service. Unless otherwise determined by the Committee, participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award.

Restricted stock award rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant’s lifetime only by the participant.

Restricted Stock Units. The Committee may grant restricted stock units under the Plan, which represent rights to receive shares of our common stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to the Company. The Committee may grant restricted stock unit awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. Unless otherwise provided by the Committee, a participant will forfeit any restricted stock units which have not vested prior to the participant’s termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Committee may grant restricted stock units that entitle their holders to dividend equivalent rights, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends the Company pays.

Restricted stock unit award rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant’s lifetime only by the participant.

Performance Awards. The Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Committee determines in writing and sets forth in a written agreement between the Company and the participant. These awards may be designated as performance shares or performance units, which consist of unfunded bookkeeping entries generally having initial values equal to the fair market value determined on the grant date of a share of common stock in the case of performance shares, and a monetary value established by the Committee at the time of grant in the case of performance units. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock that are subject to additional vesting) or any combination thereof.

Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m) of the Code, the Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the Company and each subsidiary corporation consolidated with the Company for financial reporting purposes, or such division or business unit of the Company as may be selected by the Committee. The Committee, in its discretion, may base performance goals on one or more of the following such measures: revenue; sales; expenses; operating income; gross margin; operating margin; earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization; pre-tax profit; net operating income; net income; economic value added; free cash flow; operating cash flow; balance of cash, cash equivalents and marketable securities; stock price; earnings per share; return on stockholder equity; return on capital; return on assets; return on investment; employee satisfaction; employee retention; market share; customer satisfaction; product development; research and development expenses; completion of an identified special project; and completion of a joint venture or other corporate transaction.

The target levels with respect to these performance measures may be expressed on an absolute basis or relative to an index, budget or other standard specified by the Committee. The degree of attainment of performance measures will be calculated in accordance with generally accepted accounting principles, if applicable, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the Committee, excluding the effect (whether positive or negative) of changes in accounting standards or any extraordinary, unusual or nonrecurring item occurring after the establishment of the performance goals applicable to a performance award.

Following completion of the applicable performance period, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained to a participant who is a “covered employee” within the meaning of Section 162(m) of the Code. However, no such reduction may increase the amount paid to any other participant. The Committee may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect the participant’s individual job performance or other factors determined by the Committee. In its discretion, the Committee may, when making awards of performance shares, provide for participant-awarded performance shares to have dividend equivalent rights with respect to cash dividends paid on the Company’s common stock. However, to date the Committee has not included dividend equivalent rights in awards of performance shares. If any payment relating to performance share awards is to be made on a deferred basis, the Committee may provide for the payment of amounts relating to any dividend equivalent rights during the deferral period.

Unless otherwise provided by the Committee, if a participant’s service terminates due to the participant’s death or disability prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant’s service during the performance period. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the Plan provides that, unless otherwise determined by the Committee, the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

Cash-Based Awards and Other Stock-Based Awards. The Committee may grant cash-based awards or other stock-based awards in such amounts and subject to such terms and conditions as the Committee determines. Cash-based awards will specify a monetary payment or range of payments, while other stock-based awards will specify a number of shares or units based on shares or other equity-related awards. Such awards may be subject to vesting conditions based on continued performance of service or subject to the attainment of one or more performance goals similar to those described above in connection with performance awards. Settlement of awards may be in cash, shares of common stock, or any combination thereof, as determined by the Committee. A participant will have no voting rights with respect to any such award unless and until shares are issued pursuant to the award. The committee may grant dividend equivalent rights with respect to other stock-based awards. The effect on such awards of the participant’s termination of service will be determined by the Committee and set forth in the participant’s award agreement.

Rights under cash-based awards or other stock-based awards are generally nontransferable by the participant other than by will or by the laws of descent and distribution.

Change-in-Control. Unless otherwise defined in a participant’s employment agreement, the Plan provides that a “Change-in-Control” occurs upon (a) a person or entity (with certain exceptions described in the Plan) becoming the direct or indirect beneficial owner of more than 50% of the Company’s voting stock; (b) a liquidation or dissolution of the Company; or (c) the occurrence of any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the voting securities of the Company, its successor or the entity to which the assets of the company were transferred: (i) a sale or exchange by the stockholders in a single transaction or series of related transactions of more than 50% of the Company’s voting stock; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company). Employment agreements’ change-in-control provisions are consistent with the Plan’s definition of “Change-in-Control,” and require an actual event to occur before change-in-control provisions in the employment agreement are triggered.

If a Change-in-Control occurs, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue outstanding awards or substitute substantially equivalent awards for its stock. Stock-based awards will be deemed assumed if, for each share subject to the award prior to the Change-in-Control, its holder is given the right to receive the same amount of consideration that a stockholder would receive as a result of the Change-in-Control. Any awards which are not assumed or continued in connection with a Change-in-Control or exercised or settled prior to the Change-in-Control will terminate effective as of the time of the Change-in-Control. Subject to the restrictions of Section 409A of the Code, the Committee may provide for the acceleration of vesting or settlement of any or all outstanding awards upon such terms and to such extent as it determines. The Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any award denominated in shares of stock upon a Change-in-Control in exchange for a payment to the participant with respect each vested share (and each unvested share if so determined by the Committee) subject to the canceled award of an amount equal to the excess of the consideration to be paid per share of common stock in the Change-in-Control transaction over the exercise price per share, if any, under the award. The vesting of all awards held by non-employee directors will be accelerated in full upon a Change-in-Control.

Awards Subject to Section 409A of the Code. Certain awards granted under the Plan may be deemed to constitute “deferred compensation” within the meaning of Section 409A of the Code, providing rules regarding the taxation of nonqualified deferred compensation plans, and the regulations and other administrative guidance issued pursuant to Section 409A. Any such awards will be required to comply with the requirements of Section 409A. Notwithstanding any provision of the Plan to the contrary, the Committee is authorized, in its sole discretion and without the consent of any participant, to amend the Plan or any award agreement as it deems necessary or advisable to comply with Section 409A.

Amendment, Suspension or Termination. The Plan will continue in effect until its termination by the Committee, provided that no awards may be granted under the Plan following the tenth anniversary of the Plan’s effective date, which will be the date on which it is approved by the stockholders. The Committee may amend, suspend or terminate the Plan at any time, provided that no amendment may be made without stockholder approval that would increase the maximum aggregate number of shares of stock authorized for issuance under the Plan, change the class of persons eligible to receive incentive stock options or require stockholder approval under any applicable law. No amendment, suspension or termination of the Plan may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not adversely affect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, regulation or rule, including, but not limited to, Section 409A of the Code, or unless expressly provided in the terms and conditions governing the award.

Summary of United States Federal Income Tax Consequences

The following summary is intended only as a general guide to the United States federal income tax consequences of participation in the Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options. A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Participants who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss upon the sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If a participant satisfies such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If a participant disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the option exercise date and the exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

In general, the difference between the option exercise price and the fair market value of the shares on the date of exercise of an incentive stock option is treated as an adjustment in computing the participant’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options are nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income upon receipt of such an option. Upon exercising a nonstatutory stock option, the participant normally recognizes ordinary income equal to the difference between the exercise price paid and the fair market value of the shares on the date when the option is exercised. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the exercise date, will be taxed as capital gain or loss. We generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

Stock Appreciation Rights. A participant recognizes no taxable income upon the receipt of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant generally will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock. A participant acquiring restricted stock generally will recognize ordinary income equal to the excess of the fair market value of the shares on the “determination date” over the price paid, if any, for such shares. The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture (e.g., when they become vested). If the determination date follows the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to designate the date of acquisition as the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock Unit, Performance, Cash-Based and Other Stock-Based Awards. A participant generally will recognize no income upon the receipt of a restricted stock unit, performance share, performance unit, cash-based or other stock-based award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any substantially vested shares of stock received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above under “Restricted Stock.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date (as defined above under “Restricted Stock”), will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

New Plan Benefits

The grant of awards under the 2009 Equity Incentive Plan is discretionary. As of the date of this Proxy Statement, there has been no determination with respect to future awards under the 2009 Equity Incentive Plan. Therefore, it is not possible at present to determine the amount or form of any award that will be available for future grant to any individual according to the 2009 Equity Incentive Plan, as amended. Please refer to the Grants of Plan-Based Awards Table in this Proxy Statement to review equity awards made to our named executive officers in 2013.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2013, with respect to shares of our common stock that may be issued under the 2009 Equity Incentive Plan, which is our only existing equity compensation plan under which grants can be made. Stockholders approved the original plan on May 6, 2009, and the First Amendment to the 2009 Equity Incentive Plan on May 8, 2012.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding awards (a)		Weighted Average exercise price of outstanding awards (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by stockholders	463,679	(1)	$39.40	417,803	(2)
Equity compensation plans not approved by stockholders	—		—	—
Total	463,679		$39.40	417,803

(1)	The sum of options to acquire 316,167 shares of common stock and 147,512 shares of restricted stock awarded under the 2009 Equity Incentive Plan.

(2)	Available as of December 31, 2013.

The following table lists each person named in the Summary Compensation Table, each director nominee, all current executive officers as a group, all current directors (other than executive officers) as a group, each associate of the foregoing persons, each other person who received at least five percent of the options under the 2009 Equity Incentive Plan, and all current employees of the Company (other than executive officers) as a group, indicating, as of December 31, 2013, the aggregate number of options granted under the 2009 Equity Incentive Plan to each of the foregoing since the inception of the 2009 Equity Incentive Plan in 2009 and the weighted average exercise price of such options.

Name and Principal Position	Options Granted Under the 2009 Equity Incentive Plan From Inception	Weighted Average Exercise Price
Richard J. Heckmann, Executive Chairman	—	$—
Mark D. Johnsrud, Chief Executive Officer and Vice Chairman	—	$—
Jay C. Parkinson, Executive Vice President and Chief Financial Officer	30,000	$39.90
W. Christopher Chisholm, Executive Vice President and Chief Accounting Officer	15,000	$64.30
Christopher E. Kevane, Former Executive Vice President, Chief Legal Officer and Secretary	5,000	$29.10
Edward A. Barkett	—	$—
Robert B. Simonds, Jr.	50,000	$39.10
All Executive Officers as a Group (5 persons)	50,000	$46.14
All Current Directors (other than Executive Officers) as a Group (8 persons)	50,000	$39.10
Associates of Named Executive Officers, Directors and Director Nominees	—	$—
All Current Employees (other than Executive Officers) as a Group (93 persons)	152,509	$33.16

Vote Required and Board Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have the same effect as a negative vote. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.

The Board believes that the proposed adoption of the Proposal 4 is in the best interests of the Company and its stockholders.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL NO. 4.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, our Audit Committee will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and either approve or disapprove the related party transaction. Any related party transaction may be consummated, and may continue, only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy.

A “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related party had, has or will have a direct or indirect interest (other than solely as a result of being a director or a less than five percent beneficial owner of another entity). A “related party” is any (a) person who is or was (since the beginning of the company’s last fiscal year) an executive officer, director or nominee for election as a director, (b) greater than five percent beneficial owner of any class of the Company’s voting securities, or (c) immediate family member of any of the foregoing, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such person, and anyone (other than a tenant or employee) sharing the household of such person.

Richard J. Heckmann, the Executive Chairman of the Board, and Mark D. Johnsrud, the Company’s Chief Executive Officer and Vice Chairman of the Board, are members of an entity that owns an aircraft used periodically by the Company for business-related travel. Reimbursements paid to the entity in exchange for use of the aircraft were $0.4 million, $1.2 million and $0.9 million for the years ended December 31, 2013, 2012 and 2011, respectively. Amounts payable to the entity were less than $0.1 million at December 31, 2013.

Mr. Johnsrud is the sole member of an entity that owns apartment buildings in North Dakota which are rented to certain of the Company’s employees at rates that are equal to or below market rates. Rent payments are collected from the employees by the Company through payroll deductions and remitted to the entity.

In connection with the Power Fuels Merger, assets received in exchange for the merger consideration excluded accounts receivable outstanding for more than ninety days as of November 30, 2012. Subsequent collections on these accounts receivable, which are recorded by the Company as restricted cash with an offsetting liability, are required to be periodically remitted to Mr. Johnsrud. Pursuant to the terms of this agreement, during the year ended December 31, 2013, the Company paid Mr. Johnsrud $3.6 million for such collections, net of a working capital adjustment of approximately $2.1 million. Amounts payable to Mr. Johnsrud at December 31, 2013 for accounts receivable collections totaled approximately $0.1 million.

The Company periodically purchases fresh water for resale to customers from a sole proprietorship owned by Mr. Johnsrud. Purchases made by the Company during the year ended December 31, 2013 amounted to $0.7 million. Purchases made by Power Fuels prior to its merger with the Company totaled approximately $2.2 million during the year ended December 31, 2012. No amounts were due to the sole proprietorship at December 31, 2013.

Mr. Johnsrud is the sole member of an entity that owns land in North Dakota on which five of the Company’s saltwater disposal wells are situated. The Company has agreed to pay the entity a per-barrel royalty fee in exchange for the use of the land, which is consistent with rates charged by non-affiliated third parties under similar arrangements. Royalties paid by the Company were approximately $0.1 million in each of the years ended December 31, 2013 and 2012, respectively. Royalties payable to the entity were less than $0.1 million at December 31, 2013 and 2012.

During 2009, the Company acquired an approximate 7% investment in Underground Solutions, Inc. (“UGSI”) a supplier of water infrastructure pipeline products, whose chief executive officer, Andrew D. Seidel, is a member of the Company’s Board. The Company’s total investment in UGSI was $7.2 million. During the quarter ended September 30, 2013, management performed an evaluation of various alternatives for this non-strategic investment, including its potential liquidation. As a result, the Company recorded a $3.8 million charge for the write-down of this investment to its estimated net realizable value. The Company’s interest in UGSI is accounted for as a cost method investment in the Company’s consolidated balance sheet as of December 31, 2013 and December 31, 2012. The $3.8 million write-down was classified as a component of other expense, net in the consolidated statement of operations for the year ended December 31, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company regarding the beneficial ownership of its common stock as of March 3, 2014, by (i) those persons known by management of the Company to beneficially own more than 5% of our outstanding common stock, (ii) each director and director nominee, (iii) each of our named executive officers, and (iv) all executive officers and directors of the Company serving as of March 3, 2014, as a group.

	Common Stock
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Richard J. Heckmann(3) Executive Chairman	1,192,908	4.55%

Mark D. Johnsrud(4) Chief Executive Officer and Vice Chairman	9,626,689	36.76%

Jay C. Parkinson(5) Executive Vice President and Chief Financial Officer	43,700	*

W. Christopher Chisholm(6) Executive Vice President and Chief Accounting Officer	30,453	*

Christopher E. Kevane(7) Former Executive Vice President, Chief Legal Officer and Corporate Secretary	4,239	*

Edward A. Barkett(8) Director	17,668	*

Lou Holtz(8) Director	38,917	*

Alfred E. Osborne, Jr.(8) Director	23,505	*

J. Danforth Quayle(9) Director	23,655	*

Andrew D. Seidel(10) Director	20,594	*

Robert B. Simonds, Jr.(11) Director	70,194	*

Kevin L. Spence(8) Director	8,094	*

R. Dan Nelson(12) Director	5,984	*

Executive officers, directors and director-nominees as a group (13 persons)	11,106,600	42.41%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Unless otherwise indicated, the address for each director, director-nominee and officer is c/o Nuverra Environmental Solutions, Inc., 14624 N. Scottsdale Rd., Suite 300, Scottsdale, Arizona 85254. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The information in this table is based on statements in filings with the SEC, or other reliable information available to the Company.

(2)	Beneficial ownership of shares and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options or warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from March 3, 2013 are deemed outstanding for the purpose of computing the percentage of shares beneficially owned by the person holding such instruments, but are not deemed outstanding for the purpose of computing the percentage of any other person. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table have reported that they have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them. A total of 26,190,704 shares of common stock are considered to be outstanding on March 3, 2013, pursuant to Rule 13d-3(d)(1) under the Exchange Act. No shares of common stock held by a director, director nominee or officer has been pledged as security. The Company is not aware of any arrangements or pledge of common stock that could result in a change of control of the Company.

(3)	Includes 900 shares of common stock held by two of Mr. Heckmann’s children, each of whom resides with him; and 1,175,473 shares of common stock held by Heckmann Acquisition, LLC, a Delaware limited liability company, of which Heckmann Enterprises, Inc., a California corporation, is the sole member; Mr. Heckmann is sole shareholder of Heckmann Enterprises, Inc.

(4)	Includes 655,000 shares held by JPJ LP, a Delaware limited partnership of which Badlands Capital, LLC, a Delaware limited liability company is the general partner; Mr. Johnsrud is the sole member of Badlands Capital, LLC. Also includes 1,000,000 shares held in escrow pursuant to the terms of the Agreement and Plan of Merger relating to the Power Fuels merger and 398 shares in Mr. Johnsrud’s 401(k).

(5)	Includes the receipt of 20,000 shares of restricted stock which are forfeitable until vested (all shares are scheduled to vest on September 10, 2015); and includes 367 shares in Mr. Parkinson’s 401(k) plan. Also includes 14,167 vested options and an additional 1,667 options that are scheduled to vest within 60 days of March 3, 2014.

(6)	Includes 15,000 shares of restricted stock which are forfeitable until vested (all shares are scheduled to vest on November 15, 2014); and includes 369 shares in Mr. Chisholm’s 401(k) plan. Also includes 11,250 vested options and an additional 833 options that are scheduled to vest within 60 days of March 3, 2014.

(7)	Includes two open market purchases of 2,000 shares each on December 10, 2013; and includes 239 shares in Mr. Kevane’s 401(k) plan. Both of these transactions were made prior to Mr. Kevane’s resignation on January 20, 2014.

(8)	Includes the receipt of 5,819 shares of restricted stock which are forfeitable until vested (875 shares scheduled to vest 10/23/14, and 2,472 shares scheduled to vest on 12/5/2014 and 12/5/2015).

(9)	Includes the receipt of 5,819 shares of restricted stock which are forfeitable until vested (875 shares scheduled to vest 10/23/14, and 2,472 shares scheduled to vest on 12/5/2014 and 12/5/2015). Also includes 11,061 shares that are held of record by the James D. Quayle 2000 Irrevocable Trust and 2,500 shares that are held of record by the BTC Inc. Retirement Trust.

(10)	Includes the receipt of 5,819 shares of restricted stock which are forfeitable until vested (875 shares scheduled to vest 10/23/14, and 2,472 shares scheduled to vest on 12/5/2014 and 12/5/2015). Also includes 5,300 shares that are held of record by the Andrew D. Seidel Living Trust and 1,300 shares held in an Individual Retirement Account.

(11)	Includes the receipt of 5,819 shares of restricted stock which are forfeitable until vested (875 shares scheduled to vest 10/23/14, and 2,472 shares scheduled to vest on 12/5/2014 and 12/5/2015). Also includes an option to purchase 50,000 shares, all of which are vested.

(12)	Includes the receipt of 4,944 shares of restricted stock which are forfeitable until vested (2,472 shares scheduled to vest on 12/5/2014 and 12/5/2015).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent stockholders also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during 2013 all of our executive officers and directors filed the required reports on a timely basis under Section 16(a), except that Mr. Nelson filed a late Form 4 reflecting his December 11, 2013 open market purchase of 1,040 shares of common stock and each of Messrs. Barkett, Holtz, Osborne, Quayle, Seidel, Simonds, Spence and Nelson filed a late Form 4 reflecting the December 5, 2013 grant of 4,944 shares of restricted stock as annual compensation to serve as members of the Board.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

Pursuant to Rule 14a-8 promulgated under the Exchange Act, proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2015 annual meeting of stockholders must be received at our principal executive offices not later than December 5, 2014, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement.

Our Bylaws require that any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2015 Annual Meeting, must be received at our principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the 2014 annual meeting. As a result, proposals, including director nominations, submitted pursuant to these provisions of our Bylaws must be received no earlier than the close of business on January 6, 2015 and no later than the close of business on February 5, 2015.

In addition, Bylaws provide certain requirements that must be met for business to be properly brought before an annual meeting of stockholders. Pursuant to our Bylaws, only business brought before the 2015 annual meeting in accordance with the following procedures may be transacted. Business may be brought before an annual meeting of stockholders only (1) if specified in the notice of meeting by or at the direction of the Board or (2) by a stockholder who is a stockholder of record at the time of the giving of the required notice described below, who is entitled to vote at the meeting, and who complies with the following notice procedures. For business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice of such business in proper written form to our Corporate Secretary.

Our Bylaws provide that to be timely, a stockholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is advanced by more than 30 days prior to or more than 60 days after the anniversary of the prior year’s annual meeting, notice by a stockholder for the current year’s annual meeting must be delivered (A) not earlier than the close of business on the 120th calendar day prior to such annual meeting nor (B) later than the close of business on the 10th calendar day following the earlier of (1) the day on which notice of the meeting was mailed or (2) the day on which we first publicly announce the date of such meeting.

To be in proper written form, our Bylaws provide that a stockholder’s notice to the Corporate Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) with respect to the proposal, (iv) any derivative positions with respect to shares of the Company’s capital stock held or beneficially held by or on behalf of such stockholder, the extent to which any hedging or other transaction or series of transactions has been entered into with respect to shares of the Company’s capital stock by or on behalf of such stockholder, and the extent to which any other agreement or understanding has been made, the effect or intent of which is to mitigate loss, manage risk or benefit share price changes, or increase or decrease the voting power of such stockholder with respect to shares of the Company’s capital stock, (v) a representation that such stockholder is a holder of record entitled to vote at the annual meeting and intends to appear in person or by proxy at the annual meeting to propose such business at the annual meeting, (vi) a representation whether the stockholder intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to adopt the proposal and/or (B) otherwise to solicit proxies from stockholders in support of such proposal, and (vii) any other information relating to such stockholder required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

In addition, the stockholder’s notice to our Corporate Secretary with respect to any other business (other than the nomination of persons for the election of directors) must set forth (i) a brief description of the business desired to be brought before the annual meeting (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration), (iii) the reasons for conducting such business at the annual meeting, and (iv) any material interest in such business of such stockholder.

Stockholders should submit their proposals to Nuverra Environmental Solutions, Inc., 14624 N. Scottsdale Rd., Suite 300, Scottsdale, Arizona 85254, Attention: Corporate Secretary.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding the Company’s common stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, Shareholders Letter or proxy statement mailed to you, please submit a request to Nuverra Environmental Solutions, Inc., 14624 N. Scottsdale Rd., Suite 300, Scottsdale, Arizona 85254, Attention: Investor Relations or contact the Company at (602) 903-7802, and we will promptly send you what you have requested without charge. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials that was sent to you. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxies will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting Discretionary authority for them to do so is contained in the proxy.

Any stockholder or stockholder’s representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting, may request reasonable assistance or accommodation from the Company by contacting the Company by mail at Nuverra Environmental Solutions, Inc., 14624 N. Scottsdale Rd., Suite 300, Scottsdale, Arizona 85254, or by phone at (602) 903-7802. To provide the Company sufficient time to arrange for reasonable assistance or accommodation, please submit all requests by April 30, 2013.

Whether you intend to attend the live webcast of the Annual Meeting or not, we urge you to return your signed proxy promptly.

By Order of the Board of Directors,

/s/ Mark D. Johnsrud
Mark D. Johnsrud

Chief Executive Officer and Vice Chairman

Appendix A

FORM OF

SECOND AMENDMENT

OF THE

HECKMANN CORPORATION 2009 EQUITY INCENTIVE PLAN

WHEREAS, Heckmann Corporation, a Delaware corporation (“Heckmann”) established and sponsors the Heckmann Corporation 2009 Equity Incentive Plan, effective as of May 6, 2009 (the “Plan”);

WHEREAS, Heckmann has changed its name to Nuverra Environmental Solutions, Inc., a Delaware corporation (the “Company”);

WHEREAS, 5,000,000 shares of Company common stock were originally reserved for issuance pursuant to awards granted under the Plan, as approved by the shareholders on May 6, 2009;

WHEREAS, pursuant to the First Amendment of the Plan (the “First Amendment”), as approved by the shareholders on May 8, 2012, the Plan was amended to increase: (i) the number of shares reserved for issuance pursuant to Awards granted under the Plan by 5,000,000 shares to 10,000,000 shares, and (ii) the number of shares which may be issued under the Plan pursuant to “Full Value Awards” by 2,000,000 shares to 4,000,000 shares;

WHEREAS,pursuant to a November, 2013 10:1 reverse stock split and Section 4.3 of the Plan, the 10,000,000 shares reserved for issuance under the Plan were adjusted to be 1,000,000 shares; and the 4,000,000 shares which may be issued under the Plan as Full Value Awards were adjusted to be 400,000 shares;

WHEREAS, pursuant to Section 17 of the Plan, the Compensation Committee of the Board of Directors of the Company has reserved the right to amend the Plan at any time, provided that approval of Company shareholders is required for any amendment to increase the maximum aggregate number of shares of Stock that may be issued under the Plan;

WHEREAS, the Company now desires to amend the Plan, subject to shareholder approval, to increase the number of shares reserved for issuance pursuant to Awards granted under the Plan by 2,300,000 shares to a total of 3,300,000 shares;

WHEREAS, the Company now desires to further amend the Plan, subject to shareholder approval, to increase the number of shares which may be issued under the Plan pursuant to “Full Value Awards” (which are defined by the Plan as Awards settled in Stock, other than an Option, Stock Appreciation Right or Restricted Stock Purchase Right or Other Stock-Based Award for which the Company will receive monetary consideration equal to the grant date Fair Market Value of the shares subject to the Award) by 920,000 shares to a total of 1,320,000 shares; and

NOW, THEREFORE, pursuant to the power reserved by Section 17 of the Plan and subject to approval by the Company shareholders, the Plan be and hereby is amended in the following particulars, effective upon the date approved by the Company shareholders:

1.	By changing the name of the Plan to the “Nuverra Environmental Solutions 2009 Equity Incentive Plan.”

2.	By deleting the phrase “Award Agreement or by a” from the second line of Section 2.1(g) of the Plan.

3.	By substituting the following for Section 2.1(j) of the Plan in its entirety:

“(j) “Company” means Nuverra Environmental Solutions, Inc., a Delaware corporation, or any successor corporation thereto.”

A-1

4.	By adding the phrase “subject to compliance with Section 3.6,” at the beginning of Section 3.5(g).

5.	By substituting the following for Section 4.1 of the Plan in its entirety:

“4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2 and Section 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be equal to three million three hundred thousand (3,300,0000) and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof.”

6.	By substituting “three million three hundred thousand (3,300,000)” for “five million (5,000,000)” in Section 5.3(a) of the Plan.

7.	By substituting the following for Section 5.4(a) of the Plan in its entirety:

“(a) Aggregate Limit on Full Value Awards. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise or settlement of Full Value Awards shall not exceed one million three hundred twenty thousand (1,320,000), subject to adjustment as provided in Section 4.2 and Section 4.3.”

8.	By inserting the phrase “Covered Employee or other” before the word “Employee” in the first and third lines of Section 5.4(b), and by substituting “three hundred forty thousand (330,000)” for five hundred thousand (500,000)” in Section 5.4(b) of the Plan.

9.	By the addition of the following new Section 5.4(c) to the Plan:

“(c) Other Limits. Subject to adjustment as provided in Section 4.3, the maximum number of shares of Stock as to which a Participant may receive an Award of (i) Options in any fiscal year of the Company is three hundred thirty thousand (330,000), and (ii) SARs in any fiscal year of the Company is three hundred thirty thousand (330,000).”

IN WITNESS WHEREOF, this Second Amendment, having been first duly authorized, approved and adopted, is hereby executed below by a duly authorized officer of the Company on this             day of             , 2014.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

By:
Name: Title:

A-2

Appendix B

FIRST AMENDMENT

OF THE

HECKMANN CORPORATION 2009 EQUITY INCENTIVE PLAN

WHEREAS, Heckmann Corporation, a Delaware corporation (the “Company”) established and sponsors the Heckmann Corporation 2009 Equity Incentive Plan, effective as of May 6, 2009 (the “Plan”);

WHEREAS, 5,000,000 shares of Company common stock were originally reserved for issuance pursuant to awards granted under the Plan, as approved by the shareholders on May 6, 2009;

WHEREAS, pursuant to Section 17 of the Plan, the Compensation Committee of the Board of Directors of the Company has reserved the right to amend the Plan at any time, provided that approval of Company shareholders is required for any amendment to increase the maximum aggregate number of shares of stock that may be issued under the Plan;

WHEREAS, the Company now desires to amend the Plan, subject to shareholder approval, to increase the number of shares reserved for issuance pursuant to awards granted under the Plan by 5,000,000 shares to 10,000,000 shares;

WHEREAS, the Company now desires to further amend the Plan, subject to shareholder approval, to increase the number of shares which may be issued under the Plan pursuant to “full value awards” (which are defined by the Plan as awards settled in stock other than an option, stock appreciation right or restricted stock or other stock-based award for which the company will receive monetary consideration equal to the grant date fair market value of the shares subject to the award) by 2,000,000 shares to 4,000,000 shares; and

NOW, THEREFORE, pursuant to the power reserved by Section 17 of the Plan and subject to approval by the Company shareholders, the Plan be and hereby is amended in the following particulars:

1.	By substituting the following for Section 4.1 of the Plan in its entirety:

“4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2 and Section 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be equal to ten million (10,000,000) and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof.”

2.	By substituting the following for Section 5.4(a) of the Plan in its entirety:

“(a) Aggregate Limit on Full Value Awards. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise or settlement of Full Value Awards shall not exceed four million (4,000,000), subject to adjustment as provided in Section 4.2 and Section 4.3.”

IN WITNESS WHEREOF, this First Amendment, having been first duly authorized, approved and adopted, is hereby executed below by a duly authorized officer of the Company on this 8th day of May, 2012.

HECKMANN CORPORATION
By:
/s/ Damian C. Georgino
Its:	Executive Vice President, Corporate Development, Chief Legal Officer and Corporate Secretary

HECKMANN CORPORATION 2009 EQUITY INCENTIVE PLAN

Heckmann Corporation

2009 Equity Incentive Plan

1. ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1 Establishment. The Heckmann Corporation 2009 Equity Incentive Plan (the “Plan”) is hereby established effective as of May 6, 2009, the date of its approval by the stockholders of the Company (the “Effective Date”).

1.2 Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Purchase Rights, Restricted Stock Bonuses, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards.

1.3 Term of Plan. The Plan shall continue in effect until its termination by the Committee; provided, however, that all Awards shall be granted, if at all, within ten (10) years from the Effective Date.

2. DEFINITIONS AND CONSTRUCTION.

2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Affiliate” means (i) an entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S-8 under the Securities Act.

(b) “Award” means any Option, Stock Appreciation Right, Restricted Stock Purchase Right, Restricted Stock Bonus, Restricted Stock Unit, Performance Share, Performance Unit, Cash-Based Award or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant.

(d) “Board” means the Board of Directors of the Company.

(e) “Cash-Based Award” means an Award denominated in cash and granted pursuant to Section 11.

(f) “Cause” means, unless such term or an equivalent term is otherwise defined with respect to an Award by the Participant’s Award Agreement or by a written contract of employment or service, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Participating Company documents or records; (ii) the Participant’s material failure to abide by a Participating Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Participating Company (including, without limitation, the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on a Participating Company’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability;

(vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and a Participating Company, which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with a Participating Company.

(g) “Change in Control” means, unless such term or an equivalent term is otherwise defined with respect to an Award by the Participant’s Award Agreement or by a written contract of employment or service, the occurrence of any of the following:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(ii) an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(dd)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(iii) a liquidation or dissolution of the Company;

provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 2.1(g) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

(h) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations or administrative guidelines promulgated thereunder.

(i) “Committee” means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.

(j) “Company” means Heckmann Corporation, a Delaware corporation, or any successor corporation thereto.

(k) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on Form S-8 under the Securities Act.

(l) “Covered Employee” means, at any time the Plan is subject to Section 162(m), any Employee who is or may reasonably be expected to become a “covered employee” as defined in Section 162(m), or any successor statute, and who is designated, either as an individual Employee or a member of a class of Employees, by the Committee no later than the earlier of (i) the date that is ninety (90) days after the beginning of the Performance Period, or (ii) the date on which twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

(m) “Director” means a member of the Board.

(n) “Disability” means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.

(o) “Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

(p) “Employee” means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the terms of the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i) Except as otherwise determined by the Committee, if, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.

(ii) Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value on the basis of the opening, closing, or average of the high and low sale prices of a share of Stock on such date or the preceding trading day, the actual sale price of a share of Stock received by a Participant, any other reasonable basis using actual transactions in the Stock as reported on a national or regional securities exchange or quotation system, or on any other basis consistent with the requirements of Section 409A. The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan to the extent consistent with the requirements of Section 409A.

(iii) If, on such date, the Stock is not listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and in a manner consistent with the requirements of Section 409A.

(s) “Full Value Award” means any Award settled in Stock, other than (i) an Option, (ii) a Stock Appreciation Right, or (iii) a Restricted Stock Purchase Right or an Other Stock-Based Award under which the Company will receive monetary consideration equal to the Fair Market Value (determined on the effective date of grant) of the shares subject to such Award.

(t) “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(u) “Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date, or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but who was not elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(v) “Insider” means an Officer, Director or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(w) “Net-Exercise” means a procedure by which the Participant will be issued a number of shares of Stock upon the exercise of an Option determined in accordance with the following formula:

N = X*((A-B)/A), where

“N” = the number of shares of Stock to be issued to the Participant upon exercise of the Option (rounded down to the nearest whole number);

“X” = the total number of shares with respect to which the Participant has elected to exercise the Option;

“A” = the Fair Market Value of one (1) share of Stock determined on the exercise date; and

“B” = the exercise price per share (as defined in the Participant’s Award Agreement)

(x) “Nonemployee Director” means a Director who is not an Employee.

(y) “Nonemployee Director Award” means an Award granted to a Nonemployee Director.

(z) “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) an incentive stock option within the meaning of Section 422(b) of the Code.

(aa) “Officer” means any person designated by the Board as an officer of the Company.

(bb) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(cc) “Other Stock-Based Award” means an Award denominated in shares of Stock and granted pursuant to Section 11.

(dd) “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

(ee) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(ff) “Participant” means any eligible person who has been granted one or more Awards.

(gg) “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

(hh) “Participating Company Group” means, at any point in time, the Company and all other entities collectively which are then Participating Companies.

(ii) “Performance Award” means an Award of Performance Shares or Performance Units.

(jj) “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 10.3 which provides the basis for computing the value of a Performance Award at one or more threshold levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

(kk) “Performance-Based Compensation” means compensation under an Award that satisfies the requirements of Section 162(m) for certain performance-based compensation paid to Covered Employees.

(ll) “Performance Goal” means a performance goal established by the Committee pursuant to Section 10.3.

(mm) “Performance Period” means a period established by the Committee pursuant to Section 10.3 at the end of which one or more Performance Goals are to be measured.

(nn) “Performance Share” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Share, as determined by the Committee, based on performance.

(oo) “Performance Unit” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon performance.

(pp) “Restricted Stock Award” means an Award of a Restricted Stock Bonus or a Restricted Stock Purchase Right.

(qq) “Restricted Stock Bonus” means Stock granted to a Participant pursuant to Section 8.

(rr) “Restricted Stock Purchase Right” means a right to purchase Stock granted to a Participant pursuant to Section 8.

(ss) “Restricted Stock Unit” means a right granted to a Participant pursuant to Section 9 to receive a share of Stock on a date determined in accordance with the provisions of such Sections, as applicable, and the Participant’s Award Agreement.

(tt) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(uu) “SAR” or “Stock Appreciation Right” means a right granted to a Participant pursuant to Section 7 to receive payment, for each share of Stock subject to such Award, of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the Award over the exercise price.

(vv) “Section 162(m)” means Section 162(m) of the Code.

(ww) “Section 409A” means Section 409A of the Code.

(xx) “Section 409A Deferred Compensation” means compensation provided pursuant to an Award that constitutes deferred compensation subject to and not exempted from the requirements of Section 409A.

(yy) “Securities Act” means the Securities Act of 1933, as amended.

(zz) “Service” means a Participant’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. Unless otherwise provided by the

Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders such Service or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, unless otherwise provided by the Committee, if any such leave taken by a Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Participant’s Service shall be deemed to have terminated, unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, an unpaid leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the business entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

(aaa) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.3.

(bbb) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(ccc) “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

(ddd) “Trading Compliance Policy” means the written policy of the Company pertaining to the purchase, sale, transfer or other disposition of the Company’s equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.

(eee) “Vesting Conditions” mean those conditions established in accordance with the Plan prior to the satisfaction of which shares subject to an Award remain subject to forfeiture or a repurchase option in favor of the Company exercisable for the Participant’s monetary purchase price, if any, for such shares upon the Participant’s termination of Service.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3. ADMINISTRATION.

3.1 Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any Award Agreement or of any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or such Award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or Award Agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein. All expenses incurred in connection in the administration of the Plan shall be paid by the Company.

3.2 Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3 Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.4 Committee Complying with Section 162(m). If the Company is a “publicly held corporation” within the meaning of Section 162(m), the Board may establish a Committee of “outside directors” within the meaning of Section 162(m) to approve the grant of any Award intended to result in the payment of Performance-Based Compensation.

3.5 Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(a) to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock, units or monetary value to be subject to each Award;

(b) to determine the type of Award granted;

(c) to determine the Fair Market Value of shares of Stock or other property;

(d) to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Measures, Performance Period, Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of the expiration of any Award, (vii) the effect of the Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e) to determine whether an Award will be settled in shares of Stock, cash, or in any combination thereof;

(f) to approve one or more forms of Award Agreement;

(g) to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(h) to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;

(i) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards; and

(j) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

3.6 Option or SAR Repricing. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Board shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs having exercise prices per share greater than the then Fair Market Value of a share of Stock (“Underwater Awards”) and the grant in substitution therefore of new Options or SARs having a lower exercise price, Full Value Awards or payments in cash, or (b) the amendment of outstanding Underwater Awards to reduce the exercise price thereof. This Section shall not be construed to apply to “issuing or assuming a stock option in a transaction to which Section 424(a) applies,” within the meaning of Section 424 of the Code or to an adjustment pursuant to Section 4.3.

3.7 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4. SHARES SUBJECT TO PLAN.

4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Sections 4.2 and 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be equal to five million (5,000,000) and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof.

4.2 Share Counting. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company for an amount not greater than the Participant’s purchase price, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Upon payment in shares of Stock pursuant to the exercise of an SAR, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the SAR is exercised. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, or by means of a Net-Exercise, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the Option is exercised. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to Section 16.2 shall not again be available for issuance under the Plan.

4.3 Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company and the requirements of Sections 409A and 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, in the Award limits set forth in Section 5.3 and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Awards to provide that such Awards are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise or purchase price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number, and in no event may the exercise or purchase price under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award. The Committee in its discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section shall be final, binding and conclusive.

The Committee may, without affecting the number of shares of Stock reserved or available hereunder, authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with Section 409A and any other applicable provisions of the Code.

5. ELIGIBILITY, PARTICIPATION AND AWARD LIMITATIONS.

5.1 Persons Eligible for Awards. Awards may be granted only to Employees, Consultants and Directors.

5.2 Participation in the Plan. Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

5.3 Incentive Stock Option Limitations.

(a) Maximum Number of Shares Issuable Pursuant to Incentive Stock Options. Subject to adjustment as provided in Sections 4.2 and 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed five million (5,000,000). The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to all Awards other than Incentive Stock Options shall be the number of shares determined in accordance with Section 4.1, subject to adjustment as provided in Sections 4.2 and 4.3.

(b) Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option.

(c) Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the

Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise, shares issued pursuant to each such portion shall be separately identified.

5.4 Other Award Limits.

(a) Aggregate Limit on Full Value Awards. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise or settlement of Full Value Awards shall not exceed two million (2,000,000), subject to adjustment as provided in Sections 4.2 and 4.3.

(b) Section 162(m) Award Limits. Subject to adjustment as provided in Section 4.3, no Employee shall be granted within any fiscal year of the Company one or more Awards which in the aggregate are for more than five hundred thousand (500,000) shares or, if applicable, which could result in such Employee receiving more than Two Million Five Hundred Thousand dollars ($2,500,000) for each full fiscal year of the Company contained in the Performance Period for such Award.

6. STOCK OPTIONS.

Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1 Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

6.2 Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option. Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, each Option shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3 Payment of Exercise Price.

(a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) by delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv) by delivery of a properly executed notice electing a Net-Exercise, (v) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (vi) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b) Limitations on Forms of Consideration.

(i) Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. Unless otherwise provided by the Committee, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for such period of time, if any, as the Company may require (and not used for another Option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

(ii) Cashless Exercise. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

6.4 Effect of Termination of Service.

(a) Option Exercisability. Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Committee, an Option shall terminate immediately upon the Participant’s termination of Service to the extent that it is then unvested and shall be exercisable after the Participant’s termination of Service to the extent it is then vested only during the applicable time period determined in accordance with this Section and thereafter shall terminate.

(i) Disability. If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option (the “Option Expiration Date”).

(ii) Death. If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months after the Participant’s termination of Service.

(iii) Termination for Cause. Notwithstanding any other provision of the Plan to the contrary, if the Participant’s Service is terminated for Cause or if, following the Participant’s termination of Service and during any period in which the Option otherwise would remain exercisable, the Participant engages in any act that would constitute Cause, the Option shall terminate in its entirety and cease to be exercisable immediately upon such termination of Service or act.

(iv) Other Termination of Service. If the Participant’s Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

(b) Extension if Exercise Prevented by Law. Notwithstanding the foregoing, other than termination of Service for Cause, if the exercise of an Option within the applicable time periods set forth in Section 6.4(a) is prevented by the provisions of Section 14 below, the Option shall remain exercisable until the later of (i) thirty (30) days after the date such exercise first would no longer be prevented by such provisions or (ii) the end of the applicable time period under Section 6.4(a), but in any event no later than the Option Expiration Date.

6.5 Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, an Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act or, in the case of an Incentive Stock Option, only as permitted by applicable regulations under Section 421 of the Code in a manner that does not disqualify such Option as an Incentive Stock Option.

7. STOCK APPRECIATION RIGHTS.

Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. Award Agreements evidencing SARs may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1 Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may only be granted concurrently with the grant of the related Option.

7.2 Exercise Price. The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR.

7.3 Exercisability and Term of SARs.

(a) Tandem SARs. Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option. The Committee may, in its discretion, provide in any Award Agreement evidencing a Tandem SAR that such SAR may not be exercised without the advance approval of the Company and, if such approval is not given, then the Option shall nevertheless remain exercisable in accordance with its terms. A Tandem SAR shall terminate and cease to be exercisable no later than the date on which the related Option expires or is terminated or canceled. Upon the exercise of a Tandem SAR with respect to some or all of the shares subject to such SAR, the related Option shall be canceled automatically as to the number of shares with respect to which the Tandem SAR was exercised. Upon the exercise of an Option related to a Tandem SAR as to some or all of the shares subject to such Option, the related Tandem SAR shall be canceled automatically as to the number of shares with respect to which the related Option was exercised.

(b) Freestanding SARs. Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR.

7.4 Exercise of SARs. Upon the exercise (or deemed exercise pursuant to Section 7.5) of an SAR, the Participant (or the Participant’s legal representative or other person who acquired the right to exercise the SAR by reason of the Participant’s death) shall be entitled to receive payment of an amount for each share with respect to which the SAR is exercised equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price. Payment of such amount shall be made (a) in the case of a Tandem SAR, solely in shares of Stock in a lump sum upon the date of exercise of the SAR and (b) in the case of a Freestanding SAR, in cash, shares of Stock, or any combination thereof as determined by the Committee, in a lump sum upon the date of exercise of the SAR. When payment is to be made in shares of Stock, the number of shares to be issued shall be determined on the basis of the Fair Market Value of a share of Stock on the date of exercise of the SAR. For purposes of Section 7, an SAR shall be deemed exercised on the date on which the Company receives notice of exercise from the Participant or as otherwise provided in Section 7.5.

7.5 Deemed Exercise of SARs. If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion.

7.6 Effect of Termination of Service. Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee, an SAR shall be exercisable after a Participant’s termination of Service only to the extent and during the applicable time period determined in accordance with Section 6.4 (treating the SAR as if it were an Option) and thereafter shall terminate.

7.7 Transferability of SARs. During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Award, a Tandem SAR related to a Nonstatutory Stock Option or a Freestanding SAR shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act.

8. RESTRICTED STOCK AWARDS.

Restricted Stock Awards shall be evidenced by Award Agreements specifying whether the Award is a Restricted Stock Bonus or a Restricted Stock Purchase Right and the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. Award Agreements evidencing Restricted Stock Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

8.1 Types of Restricted Stock Awards Authorized. Restricted Stock Awards may be granted in the form of either a Restricted Stock Bonus or a Restricted Stock Purchase Right. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of or satisfaction of Vesting Conditions applicable to a Restricted Stock Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

8.2 Purchase Price. The purchase price for shares of Stock issuable under each Restricted Stock Purchase Right shall be established by the Committee in its discretion. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving shares of Stock pursuant to a Restricted Stock Bonus, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock subject to a Restricted Stock Award.

8.3 Purchase Period. A Restricted Stock Purchase Right shall be exercisable within a period established by the Committee, which shall in no event exceed thirty (30) days from the effective date of the grant of the Restricted Stock Purchase Right.

8.4 Payment of Purchase Price. Except as otherwise provided below, payment of the purchase price for the number of shares of Stock being purchased pursuant to any Restricted Stock Purchase Right shall be made (a) in cash, by check or in cash equivalent, (b) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (c) by any combination thereof.

8.5 Vesting and Restrictions on Transfer. Shares issued pursuant to any Restricted Stock Award may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to an Ownership Change Event or as provided in Section 8.8. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to such Restricted Stock Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then satisfaction of the Vesting Conditions automatically shall be determined on the next trading day on which the sale of such shares would not violate the Trading Compliance Policy. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

8.6 Voting Rights; Dividends and Distributions. Except as provided in this Section, Section 8.5 and any Award Agreement, during any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares; provided, however, that if so determined by the Committee and provided by the Award Agreement, such dividends and distributions shall be subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

8.7 Effect of Termination of Service. Unless otherwise provided by the Committee in the Award Agreement evidencing a Restricted Stock Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then (a) the Company shall have the option to repurchase for the purchase price paid by the Participant any shares acquired by the Participant pursuant to a Restricted Stock Purchase Right which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service and (b) the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Bonus which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

8.8 Nontransferability of Restricted Stock Award Rights. Rights to acquire shares of Stock pursuant to a Restricted Stock Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

9. RESTRICTED STOCK UNIT AWARDS.

Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall from time to time establish. Award Agreements evidencing Restricted Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1 Grant of Restricted Stock Unit Awards. Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

9.2 Purchase Price. No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Stock Unit Award, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Restricted Stock Unit Award.

9.3 Vesting. Restricted Stock Unit Awards may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Unit Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to the Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then the satisfaction of the Vesting Conditions automatically shall be determined on the first to occur of (a) the next trading day on which the sale of such shares would not violate the Trading Compliance Policy or (b) the later of (i) last day of the calendar year in which the original vesting date occurred or (ii) the last day of the Company’s taxable year in which the original vesting date occurred.

9.4 Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock. The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

9.5 Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Restricted Stock Unit Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

9.6 Settlement of Restricted Stock Unit Awards. The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 9.4) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section, and such deferred issuance date(s) and amount(s) elected by the Participant shall be set forth in the Award Agreement. Notwithstanding the foregoing, the Committee, in its discretion, may provide for settlement of any Restricted Stock Unit Award by payment to the Participant in cash of an amount equal to the Fair Market Value on the payment date of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.

9.7 Nontransferability of Restricted Stock Unit Awards. The right to receive shares pursuant to a Restricted Stock Unit Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

10. PERFORMANCE AWARDS.

Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. Award Agreements evidencing Performance Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

10.1 Types of Performance Awards Authorized. Performance Awards may be granted in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.

10.2 Initial Value of Performance Shares and Performance Units. Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial monetary value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.3, on the effective date of grant of the Performance Share, and each Performance Unit shall have an initial monetary value established by the Committee at the time of grant. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

10.3 Establishment of Performance Period, Performance Goals and Performance Award Formula. In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. Unless otherwise permitted in compliance with the requirements under Section 162(m) with respect to each Performance Award intended to result in the payment of Performance-Based Compensation, the Committee shall establish the Performance Goal(s) and Performance Award Formula applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain. Once established, the Performance Goals and Performance Award Formula applicable to a Covered Employee shall not be changed during the Performance Period. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

10.4 Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:

(a) Performance Measures. Performance Measures shall have the same meanings as used in the Company’s financial statements, or, if such terms are not used in the Company’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Company’s industry. Performance Measures shall be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. For purposes of the Plan, the Performance Measures applicable to a Performance Award shall be calculated in accordance with generally accepted accounting principles, if applicable, but prior to the accrual or payment of any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to a Performance Award. Performance Measures may be one or more of the following, as determined by the Committee:

(i)	revenue;

(ii)	sales;

(iii)	expenses;

(iv)	operating income;

(v)	gross margin;

(vi)	operating margin;

(vii)	earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization;

(viii)	pre-tax profit;

(ix)	net operating income;

(x)	net income;

(xi)	economic value added;

(xii)	free cash flow;

(xiii)	operating cash flow;

(xiv)	balance of cash, cash equivalents and marketable securities;

(xv)	stock price;

(xvi)	earnings per share;

(xvii)	return on stockholder equity;

(xviii)	return on capital;

(xix)	return on assets;

(xx)	return on investment;

(xxi)	employee satisfaction;

(xxii)	employee retention;

(xxiii)	market share;

(xxiv)	customer satisfaction;

(xxv)	product development;

(xxvi)	research and development expenses;

(xxvii)	completion of an identified special project; and

(xxviii)	completion of a joint venture or other corporate transaction.

(b) Performance Targets. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value or as a value determined relative to an index, budget or other standard selected by the Committee.

10.5 Settlement of Performance Awards.

(a) Determination of Final Value. As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

(b) Discretionary Adjustment of Award Formula. In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award granted to any Participant who is not a Covered Employee to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine. If permitted under a Covered Employee’s Award Agreement, the Committee shall have the discretion, on the basis of such criteria as may be established by the Committee, to reduce some or all of the value of the Performance Award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula. No such reduction may result in an increase in the amount payable upon settlement of another Participant’s Performance Award that is intended to result in Performance-Based Compensation.

(c) Effect of Leaves of Absence. Unless otherwise required by law or a Participant’s Award Agreement, payment of the final value, if any, of a Performance Award held by a Participant who has taken in excess of thirty (30) days in unpaid leaves of absence during a Performance Period shall be prorated on the basis of the number of days of the Participant’s Service during the Performance Period during which the Participant was not on an unpaid leave of absence.

(d) Notice to Participants. As soon as practicable following the Committee’s determination and certification in accordance with Sections 10.5(a) and (b), the Company shall notify each Participant of the determination of the Committee.

(e) Payment in Settlement of Performance Awards. As soon as practicable following the Committee’s determination and certification in accordance with Sections 10.5(a) and (b), but in any event within the Short-Term Deferral Period described in Section 15.1 (except as otherwise provided below or consistent with the requirements of Section 409A), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee. Unless otherwise provided in the Award Agreement evidencing a Performance Award, payment shall be made in a lump sum. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the payment to be made to Participant pursuant to this Section, and such deferred payment date(s) elected by the Participant shall be set forth in the Award Agreement. If any payment is to be made on a deferred basis, the Committee may, but shall not be obligated to, provide for the payment during the deferral period of Dividend Equivalent Rights or interest.

(f) Provisions Applicable to Payment in Shares. If payment is to be made in shares of Stock, the number of such shares shall be determined by dividing the final value of the Performance Award by the Fair Market Value of a share of Stock determined by the method specified in the Award Agreement. Shares of Stock issued in payment of any Performance Award may be fully vested and freely transferable shares or may be shares of Stock subject to Vesting Conditions as provided in Section 8.5. Any shares subject to Vesting Conditions shall be evidenced by an appropriate Award Agreement and shall be subject to the provisions of Sections 8.5 through 8.8 above.

10.6 Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date the Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date on which the Performance Shares are settled or the date on which they are forfeited. Such Dividend Equivalent Rights, if any, shall be credited to the Participant in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock. The number of additional Performance Shares (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalent Rights may be paid currently or may be accumulated and paid to the extent that Performance Shares become nonforfeitable, as determined by the Committee. Settlement of Dividend Equivalent Rights may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 10.5. Dividend Equivalent Rights shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.

10.7 Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Performance Award, the effect of a Participant’s termination of Service on the Performance Award shall be as follows:

(a) Death or Disability. If the Participant’s Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant’s Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant’s Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 10.5.

(b) Other Termination of Service. If the Participant’s Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety; provided, however, that in the event of an involuntary termination of the Participant’s Service, the Committee, in its discretion, may waive the automatic forfeiture of all or any portion of any such Award and determine the final value of the Performance Award in the manner provided by Section 10.7(a). Payment of any amount pursuant to this Section shall be made following the end of the Performance Period in any manner permitted by Section 10.5.

10.8 Nontransferability of Performance Awards. Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

11. CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS.

Cash-Based Awards and Other Stock-Based Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. Award Agreements evidencing Cash-Based Awards and Other Stock-Based Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

11.1 Grant of Cash-Based Awards. Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms and conditions, including the achievement of performance criteria, as the Committee may determine.

11.2 Grant of Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted securities, stock-equivalent units, stock appreciation units, securities or debentures convertible into common stock or other forms determined by the Committee) in such amounts and subject to such terms and conditions as the Committee shall determine. Such Awards may involve the transfer of actual shares of Stock to Participants, or payment in cash or otherwise of amounts based on the value of Stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

11.3 Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a monetary payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of shares of Stock or units based on such shares of Stock, as determined by the Committee. The Committee may require the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. If the Committee exercises its discretion to establish performance criteria, the final value of Cash-Based Awards or Other Stock-Based Awards that will be paid to the Participant will depend on the extent to which the performance criteria are met. The establishment of performance criteria with respect to the grant or vesting of any Cash-Based Award or

Other Stock-Based Award intended to result in Performance-Based Compensation shall follow procedures substantially equivalent to those applicable to Performance Awards set forth in Section 10.

11.4 Payment or Settlement of Cash-Based Awards and Other Stock-Based Awards. Payment or settlement, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash, shares of Stock or other securities or any combination thereof as the Committee determines. The determination and certification of the final value with respect to any Cash-Based Award or Other Stock-Based Award intended to result in Performance-Based Compensation shall comply with the requirements applicable to Performance Awards set forth in Section 10. To the extent applicable, payment or settlement with respect to each Cash-Based Award and Other Stock-Based Award shall be made in compliance with the requirements of Section 409A.

11.5 Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Other Stock-Based Awards until the date of the issuance of such shares of Stock (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if any, in settlement of such Award. However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Other Stock-Based Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, shall be paid in accordance with the provisions set forth in Section 9.4. Dividend Equivalent Rights shall not be granted with respect to Cash-Based Awards. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Other Stock-Based Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of such Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions and performance criteria, if any, as are applicable to the Award.

11.6 Effect of Termination of Service. Each Award Agreement evidencing a Cash-Based Award or Other Stock-Based Award shall set forth the extent to which the Participant shall have the right to retain such Award following termination of the Participant’s Service. Such provisions shall be determined in the discretion of the Committee, need not be uniform among all Cash-Based Awards or Other Stock-Based Awards, and may reflect distinctions based on the reasons for termination, subject to the requirements of Section 409A, if applicable.

11.7 Nontransferability of Cash-Based Awards and Other Stock-Based Awards. Prior to the payment or settlement of a Cash-Based Award or Other Stock-Based Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. The Committee may impose such additional restrictions on any shares of Stock issued in settlement of Cash-Based Awards and Other Stock-Based Awards as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares of Stock are then listed and/or traded, or under any state securities laws or foreign law applicable to such shares of Stock.

12. STANDARD FORMS OF AWARD AGREEMENT.

12.1 Award Agreements. Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time. No Award or purported Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement, which execution may be evidenced by electronic means. Any Award Agreement may consist of an appropriate form of Notice of Grant and a form of Agreement incorporated therein by reference, or such other form or forms, including electronic media, as the Committee may approve from time to time.

12.2 Authority to Vary Terms. The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

13. CHANGE IN CONTROL.

13.1 Effect of Change in Control on Awards. Subject to the requirements and limitations of Section 409A, if applicable, the Committee may provide for any one or more of the following:

(a) Accelerated Vesting. In its discretion, the Committee may provide in the grant of any Award or at any other time may take such action as it deems appropriate to provide for acceleration of the exercisability, vesting and/or settlement in connection with a Change in Control of each or any outstanding Award or portion thereof and shares acquired pursuant thereto upon such conditions, including termination of the Participant’s Service prior to, upon, or following such Change in Control, and to such extent as the Committee shall determine.

(b) Assumption, Continuation or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, either assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable. For purposes of this Section, if so determined by the Committee in its discretion, an Award denominated in shares of Stock shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each share of Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled; provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each share of Stock subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the Change in Control. Any Award or portion thereof which is neither assumed or continued by the Acquiror in connection with the Change in Control nor exercised or settled as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

(c) Cash-Out of Outstanding Stock-Based Awards. The Committee may, in its discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award denominated in shares of Stock or portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Committee) of Stock subject to such canceled Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control, reduced (but not below zero) by the exercise or purchase price per share, if any, under such Award. In the event such determination is made by the Committee, an Award having an exercise or purchase price per share equal to or greater than the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control may be canceled without payment of consideration to the holder thereof. Payment pursuant to this Section (reduced by applicable withholding taxes, if any) shall be made to

Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards.

13.2 Effect of Change in Control on Nonemployee Director Awards. Subject to the requirements and limitations of Section 409A, if applicable, including as provided by Section 15.4(e), in the event of a Change in Control, each outstanding Nonemployee Director Award shall become immediately exercisable and vested in full and, except to the extent assumed, continued or substituted for pursuant to Section 13.1(b), shall be settled effective immediately prior to the time of consummation of the Change in Control.

13.3 Federal Excise Tax Under Section 4999 of the Code.

(a) Excess Parachute Payment. In the event that any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, the Participant may elect to reduce the amount of any acceleration of vesting called for under the Award in order to avoid such characterization.

(b) Determination by Independent Accountants. To aid the Participant in making any election called for under Section 13.3(a), no later than the date of the occurrence of any event that might reasonably be anticipated to result in an “excess parachute payment” to the Participant as described in Section 13.3(a), the Company shall request a determination in writing by independent public accountants selected by the Company (the “Accountants”). As soon as practicable thereafter, the Accountants shall determine and report to the Company and the Participant the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination. The Company shall bear all fees and expenses the Accountants charge in connection with their services contemplated by this Section.

14. COMPLIANCE WITH SECURITIES LAW.

The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award, or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

15. COMPLIANCE WITH SECTION 409A.

15.1 Awards Subject to Section 409A. The Company intends that Awards granted pursuant to the Plan shall either be exempt from or comply with Section 409A, and the Plan shall be so construed. The provisions of this Section 15 shall apply to any Award or portion thereof that constitutes or provides for payment of Section 409A Deferred Compensation. Such Awards may include, without limitation:

(a) A Nonstatutory Stock Option or SAR that includes any feature for the deferral of compensation other than the deferral of recognition of income until the later of (i) the exercise or disposition of the Award or (ii) the time the stock acquired pursuant to the exercise of the Award first becomes substantially vested.

(b) Any Restricted Stock Unit Award, Performance Award, Cash-Based Award or Other Stock-Based Award that either (i) provides by its terms for settlement of all or any portion of the Award at a time or upon an event that will or may occur later than the end of the Short-Term Deferral Period (as defined below) or (ii) permits the Participant granted the Award to elect one or more dates or events upon which the Award will be settled after the end of the Short-Term Deferral Period.

Subject to the provisions of Section 409A, the term “Short-Term Deferral Period” means the 2 1/2 month period ending on the later of (i) the 15th day of the third month following the end of the Participant’s taxable year in which the right to payment under applicable portion of the Award is no longer subject to a substantial risk of forfeiture or (ii) the 15th day of the third month following the end of the Company’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture. For this purpose, the term “substantial risk of forfeiture” shall have the meaning provided by Section 409A.

15.2 Deferral and/or Distribution Elections. Except as otherwise permitted or required by Section 409A, the following rules shall apply to any compensation deferral and/or payment elections (each, an “Election”) that may be permitted or required by the Committee pursuant to an Award providing Section 409A Deferred Compensation:

(a) Elections must be in writing and specify the amount of the payment in settlement of an Award being deferred, as well as the time and form of payment as permitted by this Plan.

(b) Elections shall be made by the end of the Participant’s taxable year prior to the year in which services commence for which an Award may be granted to such Participant.

(c) Elections shall continue in effect until a written revocation or change in Election is received by the Company, except that a written revocation or change in Election must be received by the Company prior to the last day for making the Election determined in accordance with paragraph (b) above or as permitted by Section 15.3.

15.3 Subsequent Elections. Except as otherwise permitted or required by Section 409A, any Award providing Section 409A Deferred Compensation which permits a subsequent Election to delay the payment or change the form of payment in settlement of such Award shall comply with the following requirements:

(a) No subsequent Election may take effect until at least twelve (12) months after the date on which the subsequent Election is made.

(b) Each subsequent Election related to a payment in settlement of an Award not described in Section 15.4(a)(ii), 15.4(a)(iii) or 15.4(a)(vi) must result in a delay of the payment for a period of not less than five (5) years from the date on which such payment would otherwise have been made.

(c) No subsequent Election related to a payment pursuant to Section 15.4(a)(iv) shall be made less than twelve (12) months before the date on which such payment would otherwise have been made.

(d) Subsequent Elections shall continue in effect until a written revocation or change in the subsequent Election is received by the Company, except that a written revocation or change in a subsequent Election must be received by the Company prior to the last day for making the subsequent Election determined in accordance the preceding paragraphs of this Section 15.3.

15.4 Payment of Section 409A Deferred Compensation.

(a) Permissible Payments. Except as otherwise permitted or required by Section 409A, an Award providing Section 409A Deferred Compensation must provide for payment in settlement of the Award only upon one or more of the following:

(i) The Participant’s “separation from service” (as such term is defined by Section 409A);

(ii) The Participant’s becoming “disabled” (as such term is defined by Section 409A);

(iii) The Participant’s death;

(iv) A time or fixed schedule that is either (i) specified by the Committee upon the grant of an Award and set forth in the Award Agreement evidencing such Award or (ii) specified by the Participant in an Election complying with the requirements of Section 15.2 or 15.3, as applicable;

(v) A change in the ownership or effective control or the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 409A; or

(vi) The occurrence of an “unforeseeable emergency” (as such term is defined by Section 409A).

(b) Required Delay in Payment to Specified Employee Pursuant to Separation from Service. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, except as otherwise permitted by Section 409A, no payment pursuant to Section 15.4(a)(i) in settlement of an Award providing for Section 409A Deferred Compensation may be made to a Participant who is a “specified employee” (as such term is defined by Section 409A) as of the date of the Participant’s separation from service before the date (the “Delayed Payment Date”) that is six (6) months after the date of such Participant’s separation from service, or, if earlier, the date of the Participant’s death. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(c) Payment Upon Disability. All distributions payable by reason of a Participant becoming disabled shall be paid in a lump sum or in periodic installments as established by the Participant’s Election. If the Participant has made no Election with respect to distributions upon becoming disabled, all such distributions shall be paid in a lump sum upon the determination that the Participant has become disabled.

(d) Payment Upon Death. If a Participant dies before complete distribution of amounts payable upon settlement of an Award subject to Section 409A, such undistributed amounts shall be distributed to his or her beneficiary under the distribution method for death established by the Participant’s Election upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death. If the Participant has made no Election with respect to distributions upon death, all such distributions shall be paid in a lump sum upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death.

(e) Payment Upon Change in Control. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A. Any Award which constitutes Section 409A Deferred Compensation and which would vest and otherwise become payable upon a Change in Control as a result of the failure of the Acquiror to assume, continue or substitute for such Award in accordance with Section 13.1(b) shall vest to the extent provided by such Award but shall be converted automatically at the effective time of such Change in Control into a right to receive, in cash on the date or dates such award would have been settled in accordance with its then existing settlement schedule (or as required by Section 15.4(b)), an amount or amounts equal in the aggregate to the intrinsic value of the Award at the time of the Change in Control.

(f) Payment Upon Unforeseeable Emergency. The Committee shall have the authority to provide in the Award Agreement evidencing any Award providing for Section 409A Deferred Compensation for payment in settlement of all or a portion of such Award in the event that a Participant establishes, to the satisfaction of the Committee, the occurrence of an unforeseeable emergency. In such event, the amount(s) distributed with respect to such unforeseeable emergency cannot exceed the amounts reasonably necessary to satisfy the emergency need plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s), after taking into account the extent to which such emergency need is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Award. All distributions with respect to an unforeseeable emergency shall be made in a lump sum as soon as practicable following the Committee’s determination that an unforeseeable emergency has occurred. The Committee’s decision with respect to whether an unforeseeable emergency has occurred and the manner in which, if at all, the payment in settlement of an Award shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.

(g) Prohibition of Acceleration of Payments. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, this Plan does not permit the acceleration of the time or schedule of any payment under an Award providing Section 409A Deferred Compensation, except as permitted by Section 409A.

16. TAX WITHHOLDING.

16.1 Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes (including social insurance), if any, required by law to be withheld by any Participating Company with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

16.2 Withholding in Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of any Participating Company. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.

17. AMENDMENT, SUSPENSION OR TERMINATION OF PLAN.

The Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.3), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule, including the rules of any stock exchange or quotation system upon which the Stock may then be listed or quoted. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. Except as provided by the next sentence, no amendment, suspension or termination of the Plan may adversely affect any then outstanding Award without the consent of the Participant. Notwithstanding any other provision of the Plan to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A.

18. MISCELLANEOUS PROVISIONS.

18.1 Repurchase Rights. Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

18.2 Forfeiture Events.

(a) The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for Cause or any act by a Participant, whether before or after termination of Service, that would constitute Cause for termination of Service.

(b) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, shall reimburse the Company for (i) the amount of any payment in settlement of an Award received by such Participant during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such Participant from the sale of securities of the Company during such twelve- (12-) month period.

18.3 Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

18.4 Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

18.5 Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.3 or another provision of the Plan.

18.6 Delivery of Title to Shares. Subject to any governing rules or regulations, the Company shall issue or cause to be issued the shares of Stock acquired pursuant to an Award and shall deliver such shares to or for the benefit of the Participant by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.

18.7 Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

18.8 Retirement and Welfare Plans. Neither Awards made under this Plan nor shares of Stock or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under any Participating Company’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

18.9 Beneficiary Designation. Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.

18.10 Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

18.11 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or another Participating Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or another Participating Company to take any action which such entity deems to be necessary or appropriate.

18.12 Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be considered unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

18.13 Choice of Law. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of California, without regard to its conflict of law rules.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the Heckmann Corporation 2009 Equity Incentive Plan as duly adopted by the Board on May 6, 2009.

/s/ Damian C. Georgino
Damian C. Georgino, Corporate Secretary

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

14624 N. SCOTTSDALE ROAD

SUITE 300

SCOTTSDALE, AZ 85254

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/NES2014

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M71662-P49330	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:	☐	☐	☐
1. Election of Directors

Nominees:
01) Edward A. Barkett
02) Robert B. Simonds, Jr.

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;	☐	☐	☐

3. To hold an advisory vote to approve executive compensation;	☐	☐	☐

4.    To approve an amendment to the 2009 Equity Incentive Plan to (i) increase the shares authorized, (ii) continue compliance with Internal Revenue Code section 162(m) and (iii) make other administrative changes; and

	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,

administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Shareholder Letter are available at www.proxyvote.com.

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M71663-P49330

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

Annual Meeting of Shareholders

May 6, 2014 at 9:00 AM PT

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Mark D. Johnsrud and Jay C. Parkinson, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of NUVERRA ENVIRONMENTAL SOLUTIONS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, PT on May 6, 2014, at the www.virtualshareholdermeeting.com/NES2014 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side